UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Chimera Investment Corporation
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ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting To Be Held May 30, 2019

To the Stockholders of Chimera Investment Corporation:

It is my pleasure to invite you to attend the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Chimera Investment Corporation, a Maryland corporation (“Chimera” or “the Company”), that will be held on May 30, 2019, at 10:00 a.m. Eastern Time.

This year’s Annual Meeting will once again be a virtual meeting to be held over the Internet. We believe that the use of the Internet to host the Annual Meeting enables expanded stockholder participation. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/CIM2019 and entering your 16-digit control number.

The accompanying notice of the Annual Meeting and Proxy Statement tell you more about the agenda and procedures for the meeting. They also describe how the Company’s Board of Directors operates and provide information about our director candidates, executive officer and director compensation and corporate governance matters. I look forward to sharing more information with you about Chimera at the Annual Meeting.

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, I urge you to authorize your proxy as soon as possible. You may authorize your proxy on the Internet, by telephone, or by mail. Your vote will ensure your representation at the Annual Meeting regardless of whether you attend via webcast on May 30, 2019.

Sincerely,

Matthew Lambiase
Chief Executive Officer and President
April 15, 2019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF CHIMERA INVESTMENT CORPORATION

Time:	10:00 a.m. Eastern Time

Date:	Thursday, May 30, 2019

Place:	Virtual meeting via webcast at www.virtualshareholdermeeting.com/CIM2019

Purpose:	This year’s Annual Meeting will be held for the following purposes:

●To elect two Class III Directors, each to serve until our annual meeting of stockholders in 2022 and until his successor is duly elected and qualifies;

●To consider and vote upon a non-binding advisory resolution on our executive compensation;

●To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019; and

●To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Other Important Information:

●We utilize the “notice and access” model rather than mailing full sets of proxy materials to stockholders, as we think, among other things, the Company benefits from the reduced costs associated with this method of delivery. Thus, on or about April 15, 2019, we expect to commence mailing of a Notice of Internet Availability of Proxy Materials, which contains information regarding access to our proxy materials and voting information. However, we will mail hard copies of the proxy materials to any stockholder who requests them. Our Proxy Statement and 2018 Annual Report are available at www.proxyvote.com.

●Registered holders of our common stock at the close of business on April 5, 2019 may attend and vote at the Annual Meeting and any adjournments or postponements thereof.

●Your shares cannot be voted unless they are represented by proxy or in person by the record holder attending the Annual Meeting via webcast. Whether or not you plan to attend the Annual Meeting via webcast, please vote your shares by proxy to ensure they are represented at the Annual Meeting.

●If you wish to attend the Annual Meeting via webcast at a location provided by the Company, the Company’s Maryland counsel, Venable LLP, will air the webcast at its offices located at 750 E. Pratt Street, Suite 900, Baltimore, MD 21202. Please note that no members of management or the Board will attend at this location. If you wish to view the Annual Meeting via webcast at Venable LLP’s office, please follow the directions for doing so set forth in the “Information About the Meeting -- Annual Meeting Admission” section in this Proxy Statement.

By order of the Board of Directors,

Phillip J. Kardis II
Chief Legal Officer and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting To Be Held May 30, 2019.
Our Proxy Statement and 2018 Annual Report to Stockholders are available at www.proxyvote.com.

i

520 MADISON AVE, 32ND FLOOR
NEW YORK, NEW YORK 10022
______________________

2019 ANNUAL MEETING OF STOCKHOLDERS
______________________

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

General Information

These materials are intended to solicit proxies on behalf of the Board of Directors of Chimera Investment Corporation, a Maryland corporation (which we refer to as “Chimera,” the “Company,” “we,” or “us”), for the 2019 Annual Meeting of Stockholders (“Annual Meeting”), including any adjournment or postponement thereof. This year, the Annual Meeting will once again be a virtual meeting of stockholders. This means you will be able to attend the Annual Meeting, vote and submit questions during the Annual Meeting via a live webcast by visiting www.virtualshareholdermeeting.com/CIM2019. The meeting will convene at 10:00 a.m. Eastern Time on May 30, 2019.

Items to be Voted on at the Annual Meeting

(1)	Election of two Class III Directors, John P. Reilly and Matthew Lambiase, each to serve until our annual meeting of stockholders in 2022 and until his successor is duly elected and qualified;

(2)	Consider and vote upon a non-binding advisory resolution on our executive compensation; and

(3)	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.

Other than these three items, we know of no other business to be considered at the Annual Meeting. If any other business is properly presented at the Annual Meeting, your signed proxy card authorizes your proxy to vote on those matters in his or her discretion.

Board of Directors Recommendation

Our Board of Directors recommends that you vote:

(1)	“FOR” the election of each of the nominees as Directors;

(2)	“FOR” the approval of the non-binding advisory resolution on executive compensation; and

(3)	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019.

Stockholders Entitled to Vote at the Meeting

If you were a stockholder of record at the close of business on the record date for the meeting, April 5, 2019 (the “Record Date”), you are entitled to vote at the meeting. There were 187,144,009 shares of common stock outstanding on the Record Date. You will have one vote on each matter properly brought before the meeting for each share of common stock you own.

How to Vote Your Shares

Your vote is important. Your shares can be voted at the Annual Meeting only if (i) you are present in person by attending the virtual Annual Meeting via webcast and you vote your shares electronically at such meeting, as described in this Proxy Statement, or (ii) you are represented by proxy. Even if you plan to attend the Annual Meeting via webcast, we urge you to authorize your proxy in advance (i) electronically by going to the www.proxyvote.com website and following the instructions described on the notice of access card previously mailed to you or on your proxy card, (ii) by calling the toll-free number (for residents of the United States and Canada) listed on your notice of access card or your proxy card or (iii) by mail. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically through the website or by telephone, you do not need to return your proxy card. If you choose to authorize your proxy by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided so it is received no later than May 29, 2019.

If you hold your shares beneficially in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares. Your broker or nominee will not vote your shares on the election of directors or the advisory resolution on executive compensation unless you provide instructions to your broker or nominee on how to vote your shares.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is voted at the meeting by:

●	authorizing your proxy again on the Internet or by telephone (only the latest Internet or telephone proxy will be counted), as described above;
●	properly executing and delivering a later-dated proxy card by mail;
●	voting electronically at the Annual Meeting via webcast; or
●	sending a written notice of revocation to the inspector of election in care of the Corporate Secretary of the Company at 520 Madison Avenue, 32nd Floor, New York, NY 10022 so it is received no later than May 29, 2019.

Voting at the Annual Meeting

The method by which you vote and authorize your proxy will in no way limit your right to vote at the Annual Meeting if you later decide to vote electronically during the Annual Meeting via webcast. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as your bank or broker) to be able to vote at the Annual Meeting.

Quorum for the Annual Meeting

A quorum will be present at the Annual Meeting if a majority of the votes entitled to be cast are present, in person by attending the Annual Meeting via webcast or by proxy. Because there were 187,144,009 outstanding shares of common stock as of the Record Date, each share entitled to one vote per share, stockholders representing at least 93,572,005 votes need to be present in person or by proxy at the Annual Meeting for a quorum to exist. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be postponed or adjourned to solicit additional proxies.

Votes Required to Approve Each Item

The voting requirements are as follows:

Discretionary Voting
Proposal		Vote Required	Allowed?
(1)	Election of directors	Majority of total votes cast for or against such nominee	No
(2)	Approval of the advisory vote on our executive compensation	Majority of votes cast	No
(3)	Ratification of the appointment of Ernst & Young LLP	Majority of votes cast	Yes

“Majority of votes cast” means a majority of the votes cast at the Annual Meeting on the proposal.

Effect of Abstentions and Broker “Non-Votes”

An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote, including by directing a proxy to abstain. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

Discretionary voting occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which the rules of the New York Stock Exchange (“NYSE”) permit such bank, broker, or other holder of record to vote. When banks, brokers, and other holders of record are not permitted under the NYSE rules to vote the beneficial owner’s shares on a proposal, and there is at least one other proposal on which discretionary voting is allowed, the affected shares are referred to as broker “non-votes.” Broker “non-votes” will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting.

Abstentions and broker non-votes, if any, will have no effect on the election of the directors (Proposal No. 1), the advisory vote on our executive compensation (Proposal No. 2), or the ratification of the appointment of Ernst & Young LLP (Proposal No. 3).

Annual Meeting Admission

You may attend the virtual Annual Meeting if you are a stockholder of record, a proxy of a stockholder of record, or a beneficial owner of our common stock with evidence of ownership. If you wish to attend the Annual Meeting via webcast at a location provided by the Company, the Company’s Maryland counsel, Venable LLP, will air the webcast at its offices located at 750 E. Pratt Street, Suite 900, Baltimore, MD 21202. Please note that no members of management or the Board will attend at this location. If you wish to attend the Annual Meeting via webcast at Venable LLP’s office, you will need to complete the Reservation Request Form found at the end of this Proxy Statement.

Internet Availability of Proxy Materials

We utilize a “notice and access” model rather than mailing full sets of proxy materials to stockholders, as we think among other things the Company benefits from the reduced costs associated with this method of delivery. Thus, pursuant to rules of the Securities and Exchange Commission (“SEC”), we are making our proxy materials available to our stockholders electronically over the Internet rather than mailing the proxy materials. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders. All stockholders can access the proxy materials, including this Proxy Statement and our 2018 Annual Report to Stockholders, on the website referred to in the notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the notice (as well as the proxy card). In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Solicitation of Proxies for the Annual Meeting

We are soliciting the proxy accompanying this Proxy Statement. We are bearing all costs associated with the solicitation of proxies for the virtual Annual Meeting. This solicitation is being made primarily through the Internet and by mail, but may also be made by our directors, executive officers, employees and representatives by telephone, facsimile transmission, electronic transmission or in person. No compensation will be given to our directors, executive officers or employees for this solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable out-of-pocket expenses. We will bear the total cost of soliciting proxies.

We have retained Innisfree M&A Incorporated (“Innisfree”), a proxy solicitation firm, to assist us in the solicitation of proxies for the Annual Meeting. We will pay Innisfree a fee of $12,500 for its services. In addition, we may pay Innisfree additional fees depending on the extent of additional services requested by us and will reimburse Innisfree for expenses Innisfree incurs in connection with its engagement by us.

Stockholders have the option to authorize their proxy over the Internet or by telephone. Please be aware that if you authorize your proxy over the Internet or by telephone, you may incur costs such as telephone and access charges for which you will be responsible.

Householding

We have adopted a procedure approved by the SEC called householding. Under this procedure, registered stockholders who have the same address and last name and who receive either (i) Notice of Internet Availability or (ii) paper copies through the mail of the proxy materials will receive only one copy of our proxy materials, or a single envelope containing the notices for all shareholders at that address. Shareholders who participate in householding will continue to receive separate proxy cards or notices that will include each shareholder’s unique control number to vote the shares held in each account. If a stockholder of record residing at such an address wishes to receive separate proxy materials, he or she may request it orally or in writing by contacting us at Chimera Investment Corporation, 520 Madison Avenue, 32nd Floor, New York, New York 10022, Attention: Investor Relations, by emailing us at investor@chimerareit.com, or by calling us at (888) 895-6557, and we will promptly deliver to the stockholder the requested proxy materials. If a stockholder of record residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she may contact us in the same manner. If you are an eligible stockholder of record receiving multiple copies of our proxy materials, you can request householding by contacting us in the same manner. If you own your shares through a bank, broker or other nominee, you can contact the nominee.

Postponement or Adjournment of the Annual Meeting

We may postpone the Annual Meeting by making a public announcement of such postponement prior to the Annual Meeting. Our bylaws permit the chairman of the meeting to recess or adjourn the meeting, without notice other than an announcement at the Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public from commercial document retrieval services and at the Internet site maintained by the SEC at http://www.sec.gov.

Our website is www.chimerareit.com. We make available on this website under “Investors – Filings & Reports – SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

PROPOSAL 1 ELECTION OF DIRECTORS

We have three classes of Directors. Our Class III Directors will be elected at the Annual Meeting and serve until our annual meeting of stockholders in 2022. Our Class I Directors serve until our annual meeting of stockholders in 2020. Our Class II Directors serve until our annual meeting of stockholders in 2021.

Set forth below are the names and certain biographical information on each of our nominees for our Class III Directors, as well as each of our Class I Directors and Class II Directors.

Name	Class	Age*	Independent	Director Since
John P. Reilly	III	70	Yes	April 2010
Matthew Lambiase	III	53	No	August 2007
Paul Donlin	I	57	Yes	November 2007
Mark Abrams	I	70	Yes	November 2007
Gerard Creagh	I	61	Yes	April 2010
Teresa B. Bazemore	II	59	Yes	November 2017
Dennis M. Mahoney	II	77	Yes	April 2010
Debra W. Still	II	66	Yes	March 2018

*	as of May 30, 2019.

At the Annual Meeting, the stockholders will vote to elect two Class III Directors, whose terms will expire at our annual meeting of stockholders in 2022, subject to the election and qualification of their successors or to their earlier death, resignation or removal.

Nominees for Re-election as Class III Directors

The following information is furnished regarding the nominees for re-election as Class III directors by the holders of Common Stock.

Matthew Lambiase has served as our President and Chief Executive Officer, and one of our directors since August 2007. Prior to becoming our Chief Executive Officer and President, Mr. Lambiase was a Managing Director and Head of Business Development for Annaly Capital Management, Inc. (“Annaly”). Before that, Mr. Lambiase was a Director in Fixed Income Sales at Nomura Securities International, Inc. Over his 11-year employment at Nomura, Mr. Lambiase was responsible for the distribution of commercial and residential mortgage-backed securities to a wide variety of institutional investors. Mr. Lambiase also held positions at Bear, Stearns & Company as Vice President in Institutional Fixed Income Sales and as a mortgage analyst in the Financial Analytics and Structured Transaction Group. Mr. Lambiase has a Bachelor’s Degree in Economics from the University of Dayton.

The Board believes that Mr. Lambiase’s qualifications, including his significant industry knowledge and experience and his current position as our Chief Executive Officer and President, provide him with knowledge of our long-term strategy and operations.

John P. Reilly was appointed as one of our Class III Directors effective as of April 1, 2010. Mr. Reilly co-founded and, until June 2014, was President and Chief Executive Officer of Keltic Financial Services, LLC (“Keltic”), a finance company providing asset based loans to medium size companies. Upon the acquisition of Keltic by Ares Management, L.P. (“Ares”) in June 2014, Mr. Reilly became a Partner in the Direct Lending Group of Ares until July 2016 when he retired from Ares. Prior to founding Keltic Financial Services, LLC in 1999, Mr. Reilly spent 22 years at Citicorp in various senior executive positions in the Leverage Lending, Capital Markets, Corporate Finance and Private Banking Businesses. Since 2001, Mr. Reilly has served as a director of Scan Source, Inc. Mr. Reilly has an M.B.A. from Fairleigh Dickinson University, Teaneck, New Jersey, and a Bachelor’s Degree from King’s College, Wilkes-Barre, Pennsylvania.

The Board believes that Mr. Reilly’s qualifications include, among other things, his knowledge of the finance industry and prior experience as a director of another company.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MATTHEW LAMBIASE AND JOHN P. REILLY AS DIRECTORS EACH TO HOLD OFFICE UNTIL OUR ANNUAL MEETING OF STOCKHOLDERS IN 2022 AND UNTIL HIS SUCCESSOR IS DULY ELECTED AND QUALIFIES.

Continuing Class I Directors

The following information is furnished regarding our Class I directors who will continue to serve on the Board until our 2020 Annual Meeting and until their respective successor are duly elected and qualify.

Paul Donlin was appointed as one of our Class I Directors and our Nonexecutive Chairman of the Board of Directors on November 15, 2007. Mr. Donlin left Citigroup in 2007, after a career that spanned 21 years. For the previous 10 years at Citigroup, Mr. Donlin was in the securitization business, with his most recent position being the Head of Global Securitization in the Global Securitized Markets Business within Fixed Income. Earlier in his career at Citigroup, Mr. Donlin managed the Structured Finance and Advisory Unit of Citigroup’s Private Bank. Mr. Donlin has an M.B.A. from Harvard University and a Bachelor’s Degree from Georgetown University.

The Board believes that Mr. Donlin’s qualifications include, among other things, his significant experience in the residential mortgage-backed securities market from his years of management and oversight of securitization activities and his expertise in financial matters.

Mark Abrams was appointed as one of our Class I Directors on November 15, 2007. Mr. Abrams served as Chief Investment Officer of the Presidential Life Insurance Company from November 2003 until January 2013 and as Executive Vice President from 2005 until January 2013. He was Senior Vice President of the Presidential Life Insurance Company from 2001 to 2003, and before that, Mr. Abrams served as Vice President of the Presidential Life Insurance Company since October 1994. Mr. Abrams has a Bachelor’s Degree from Hobart College.

The Board believes that Mr. Abrams’s qualifications include, among other things, his experience as a chief investment officer and his prior executive management experience with other companies.

Gerard Creagh was appointed as one of our Class I Directors effective as of April 1, 2010. Since May 2011, Mr. Creagh has served as a Managing Partner at CVC Advisers LLC, a financial consulting firm. From September 2005 through April 2010, Mr. Creagh served as the President and a member of the Board of Directors of Duff & Phelps Corporation. From September 2005 to September 2007, Mr. Creagh served as President of Duff & Phelps Acquisitions, LLC. Prior to its merger with Duff & Phelps in September 2005, Mr. Creagh served as executive managing director of Standard & Poor’s Corporate Value Consulting practice. Mr. Creagh joined Standard & Poor’s from PricewaterhouseCoopers, where he held the position of North American Valuation Services practice leader. Mr. Creagh previously served as the U.S. leader for the Valuation Practice of Coopers & Lybrand. Mr. Creagh has a Bachelor’s Degree and Master’s Degree in mechanical engineering from Manhattan College and has an M.B.A. in finance from New York University’s Leonard N. Stern School of Business.

The Board believes that Mr. Creagh’s qualifications include, among other things, his experience in the oversight of risk management policies and procedures, his significant background as a lead corporate executive and his prior board experience with other companies.

Continuing Class II Directors

The following information is furnished regarding our Class II directors who will continue to serve on the Board until our 2021 Annual Meeting and until their respective successor are duly elected and qualify.

Teresa Bryce Bazemore was appointed as one of our Class II Directors on November 1, 2017. Ms. Bazemore served as the President of Radian Guaranty from July 2008 to her retirement in April 2017 where she oversaw the strategic planning, business development and operations of the mortgage insurance business line. Prior to her position as the President, from October 2006 to July 2008, she served as Executive Vice President, General Counsel and Corporate Secretary and added the role of Chief Risk Officer of Radian Group in February 2007. Prior to joining the Radian Group, from June 2000 to May 2006, she was the Vice President, General Counsel, and Secretary for Nexstar Financial Corporation. Prior to Nexstar, from March 1997 to May 2000, she was the General Counsel of the mortgage banking line of business at Bank of America. Ms. Bazemore has been a member of the T. Rowe Price Funds board of directors since January 1, 2018. In addition, she was a member of the board of directors of the Federal Home Loan Bank of Pittsburgh and served on the board’s Affordable Housing Products & Services Committee and the Audit Committee from August 2017 until March 2019. Ms. Bazemore earned a BA from the University of Virginia and a JD from Columbia University.

The Board believes that Ms. Bazemore’s qualifications include, among other things, her extensive experience as a senior executive in the mortgage banking field as well as well as her experience serving as a director of a U.S. government-sponsored bank and on the T. Rowe Price Fund Board of Directors.

Dennis M. Mahoney was appointed as one of our Class II Directors effective as of April 1, 2010. Before retiring in 2007, Mr. Mahoney was Senior Vice President of Columbia Bank and was responsible for the development and expansion of alternative investment products. Prior to joining Columbia Bank in 1994, Mr. Mahoney was Executive Vice President and Chief Operating Officer of First Atlantic Savings. Mr. Mahoney joined First Atlantic Savings in 1988 from Carteret Savings Bank where he was Executive Vice President and Treasurer. Mr. Mahoney received a Bachelor’s Degree in Economics and Business Administration from Roanoke College.

The Board believes that Mr. Mahoney’s qualifications include, among other things, his significant knowledge of the banking and investment industry and his experience as an executive in the financial services industry.

Debra W. Still was appointed as one of our Class II Directors on March 6, 2018. Ms. Still has served as President and Chief Executive Officer of Pulte Financial Services since 2010, which includes the mortgage lending, title and insurance operations of PulteGroup, Inc. (NYSE: PHM), one of the nation’s largest homebuilders. In addition to Pulte Financial Services, Ms. Still is also President of, and a member of the board of managers of, Pulte Mortgage, LLC, a nationwide lender headquartered in Englewood, Colorado. Ms. Still began her career with Pulte Mortgage, LLC in 1983 where she served in various executive capacities, including Chief Operating Officer, prior to being named President in 2004. Ms. Still is a graduate of Ithaca College, Ithaca, N.Y., with a Bachelor of Science degree and has completed graduate work in Finance at George Washington University, Washington, D.C.

The Board believes that Ms. Still’s qualifications include, among other things, her significant experience as a senior executive in real estate finance overseeing mortgage lending operations.

CORPORATE GOVERNANCE, DIRECTOR INDEPENDENCE, BOARD MEETINGS AND COMMITTEES

Corporate Governance

We believe that we have implemented appropriate corporate governance policies and observe good corporate governance procedures and practices. We have adopted a number of written policies, including Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and charters for our audit committee, risk committee, compensation committee and nominating and corporate governance committee.

Board Oversight of Risk

The Board of Directors is responsible for overseeing our risk management practices, and committees of the Board of Directors assist it in fulfilling this responsibility. The Board of Directors established a risk committee, which is comprised solely of independent directors, to assist the Board of Directors in the oversight of our risk governance structure; our risk management and risk assessment guidelines and policies regarding market, credit and liquidity and funding, operational, regulatory, tax and legal risk; and our risk tolerance, including risk tolerance levels and capital targets and limits.

As required by its charter, the audit committee routinely discusses with management our significant risk exposures and the actions management has taken to limit, monitor or control such exposures, including guidelines and policies with respect to our assessment of risk and risk management. At least annually, the audit committee reviews with management our risk management program, which identifies and quantifies a broad spectrum of enterprise-wide risks, and related action plans. In 2018, our Board of Directors participated in this review and discussion, and it expects to continue this practice as part of its role in the oversight of our risk management practices. At their discretion, members of the Board of Directors may also directly contact management to review and discuss any risk-related or other concerns that may arise between regular meetings.

We have entered employment agreements with each of our named executive officers, pursuant to which we pay compensation to each of the named executive officers in the form of both cash and stock based compensation. Pursuant to our existing equity incentive plan, we grant equity awards to the named executive officers and, in addition, as determined by the Board of Directors we may grant equity awards to our non-executive employees. Our Board of Directors, including our compensation committee, considers that such grants align the interests of the officers and employees with our interests and do not create risks that are reasonably likely to have a material adverse effect on us. As part of its risk assessment and management activities going forward, our compensation committee undertakes an annual review of our compensation policies and practices as they relate to risk, the results of which will be shared with our Board of Directors. For a discussion of the governance of our executive compensation following the internalization, see “Executive Compensation – Compensation Discussion and Analysis.”

Board Leadership Structure

We have separated the roles of principal executive officer and chairman of the board. Our principal executive officer is Matthew Lambiase, who is our Chief Executive Officer, President and a director. Our chairman of the Board of Directors is Paul Donlin, who is an independent director. The Board of Directors believes this current allocation of responsibilities between these two positions provides for dynamic board leadership while maintaining strong independence and is therefore an effective and appropriate leadership structure.

Independence of Our Directors

NYSE rules require that at least a majority of our directors be independent of our company and management. The rules also require that our Board of Directors affirmatively determine that there are no material relationships between a director and us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us), and that a director otherwise meets the NYSE’s bright line independence standards, before such director can be deemed independent. We have adopted independence standards consistent with NYSE rules. Our Board of Directors has reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us and our management. Our Board of Directors, based upon the fact that none of our independent directors have any material relationships with us other than as directors and holders of our common stock, affirmatively determined that seven of our directors are independent directors under NYSE rules. Our independent directors are Mark Abrams, Teresa Bryce Bazemore, Gerard Creagh, Paul Donlin, Dennis M. Mahoney, John P. Reilly, and Debra W. Still. Matthew Lambiase is not considered independent because he is an employee of the Company.

Additional Governance Features

Stock Ownership Guidelines

We believe that each director should have a substantial personal investment in our company. We have adopted stock ownership requirements whereby all non-employee directors are required to own, hold and maintain shares of our common stock worth five times the cash portion of their annual cash retainer. This requirement must be met within five years of becoming a director or five years of the adoption of the policy, whichever is later.

In addition, each of our named executive officers is subject to a stock ownership and retention requirement. Shares of our stock received from equity awards, after taxes, must be held by the executive until a stated level of ownership is achieved, measured as a multiple of salary—5x for the CEO and 3x for the other named executive officers. Once this required minimum ownership level has been achieved, the named executive officer must continue to maintain that minimum ownership level until six months after termination of employment.

Our Board of Directors believes that these stock ownership and retention requirements will further align the interests of the members of our Board of Directors and our named executive officers with the long-term interests of our stockholders by requiring a meaningful portion of compensation to be held as shares of our stock.

Anti-Hedging Policy

We have a policy prohibiting all directors, employees and officers from engaging in any hedging transactions with respect to shares of our common stock, including, without limitation, options, short sales, puts, calls, derivative actions such as forwards, futures or swaps.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which sets forth the basic principles and guidelines for resolving various legal and ethical questions that may arise in the workplace and in the conduct of our business. This code is applicable to all our employees, named executive officers and directors.

This Code of Business Conduct and Ethics was adopted within the meaning of Item 406(b) of Regulation S-K, and applies to our principal executive officer, principal financial and accounting officer and controller or persons performing similar functions. This Code of Business Conduct and Ethics is publicly available on our website at www.chimerareit.com. If we make any substantive amendments to this Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver, we intend to disclose these events on our website.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines, which, in conjunction with the charters and key practices of our board committees, provide the framework for the governance of the Company.

Where You Can Find These Documents

Our Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available on our website (www.chimerareit.com). We will provide copies of these documents free of charge to any stockholder who sends a written request to Investor Relations, Chimera Investment Corporation, 520 Madison Avenue, 32nd Floor, New York, New York 10022.

Board Meetings and Committees

Our Board of Directors meets regularly throughout the year. During 2018, there were eight meetings of the Board of Directors. Our corporate governance guidelines require that the board have at least two regularly scheduled meetings each year for our independent directors. These meetings, which are designed to promote unfettered discussions among our independent directors, are presided over by Paul Donlin. During 2018, our independent directors had four meetings. In 2018, all directors attended at least 75% of the aggregate meetings of the Board of Directors and the committees of which they were members.

The Board of Directors has the following four standing committees: a compensation committee, an audit committee, a nominating and corporate governance committee and a risk committee. The table below provides current membership and meeting information for 2018 for each of these committees.

Nominating and
Corporate
	Compensation		Governance
Name	Committee	Audit Committee	Committee	Risk Committee
Mark Abrams		X		X*
Teresa B. Bazemore	X	X
Gerard Creagh	X*	X
Paul Donlin			X*	X
Dennis M. Mahoney		X*		X
John P. Reilly	X		X
Debra W. Still**			X	X
Total Meetings in
2018	7	4	1	6
____________________

*	Committee Chair

**	Ms. Still was elected to the Board on March 6, 2018. She was appointed to the Risk and Nominating and Corporate Governance Committees in May 2018.

The functions performed by these standing committees are summarized below, and are set forth in more detail in their charters. The complete text of the charters for each standing committee can be found on our website at www.chimerareit.com under “Investors – Corporate Governance – Charter Documents.”

Compensation Committee

Our Board of Directors has established a compensation committee, which is composed of three of our independent directors, Mr. Creagh, Mr. Reilly and Ms. Bazemore. Mr. Creagh chairs the compensation committee, whose principal functions are to:

●	evaluate the performance of and determine the compensation for our executive officers;

●	oversee the type, design, implementation, administration, interpretation and amendment of our compensation plans, policies and programs;

●	recommend to the Board of Directors the compensation for our independent directors;

●	administer the issuance of any securities under our equity incentive plan to our executives; and

●	produce annual reports on compensation for inclusion in our proxy statement and prepare any report relating to compensation required by the SEC.

For a discussion of the governance of our executive compensation, see “Compensation Discussion and Analysis – Governance of Our Executive Compensation Program.”

Our Board of Directors has determined that all directors serving on the compensation committee are independent members of the compensation committee under the current NYSE independence requirements and SEC rules.

For additional information on the compensation committee, please see “Compensation Committee Report” below.

Audit Committee

Our Board of Directors has established an audit committee, which is composed of four of our independent directors, Messrs. Abrams, Creagh, and Mahoney and Ms. Bazemore. Mr. Mahoney chairs the audit committee as our Board of Directors has determined that each of Mr. Mahoney and Mr. Abrams is an audit committee financial expert, as that term is defined by the SEC. Each of the members of the audit committee is “financially literate” under the rules of the NYSE. The committee assists the board in overseeing:

●	the integrity of our financial statements;

●	our compliance with legal and regulatory requirements;

●	the independent registered public accounting firm’s qualifications and independence;

●	the performance of our system of disclosure controls and procedure, internal audit function and independent registered public accounting firm; and

●	our overall risk profile and risk management policies.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Our Board of Directors has determined that all directors serving on the audit committee are independent members of the audit committee under the current NYSE independence requirements and SEC rules. The activities of the audit committee are described in greater detail below under the caption “Report of the Audit Committee.”

Nominating and Corporate Governance Committee

Our Board of Directors has established a nominating and corporate governance committee, which is composed of three of our independent directors, Mr. Donlin, Mr. Reilly and Ms. Still. Mr. Donlin chairs the nominating and corporate governance committee, which is responsible for seeking, considering and recommending to the Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board for adoption the nominating and corporate governance committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and it annually recommends to the Board of Directors nominees for each committee of the Board of Directors. In addition, the nominating and corporate governance committee annually facilitates the assessment of the Board of Directors’, and each director’s, performance and reports thereon to the board.

Our Board of Directors has determined that all directors serving on the nominating and corporate governance committee are independent members of the nominating and corporate governance committee under the current NYSE independence requirements and SEC rules.

Our nominating and corporate governance committee currently considers the following factors in making its nominee recommendations to the Board of Directors: background, skills, expertise, diversity, accessibility and availability to serve effectively on the Board of Directors. In addition, the Company endeavors to have a diverse Board of Directors representing a range of experiences in areas that are relevant to the Company’s business and the needs of the Board of Directors from time-to-time, and, as part of the search process, our nominating and corporate governance committee will consider highly qualified candidates, including women and minorities. Our nominating and corporate governance committee also conducts inquiries into the background and qualifications of potential candidates. The nominating and corporate governance committee will consider nominees recommended by our stockholders. These recommendations should be submitted in writing to our Secretary in accordance with the procedures described herein under “—Communications with the Board of Directors” and “Additional Matters—Stockholder Proposals.”

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating nominees for director. Our nominating and corporate governance committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, our nominating and corporate governance committee considers various potential candidates for director. Candidates may come to the attention of our nominating and corporate governance committee through current members of our Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of our nominating and corporate governance committee and may be considered at any point during the year. As described above, our nominating and corporate governance committee considers properly submitted stockholder recommendations for candidates for the Board of Directors. Following verification of the stockholder status of persons recommending candidates, recommendations are aggregated and considered by our nominating and corporate governance committee at a regularly scheduled or special meeting. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to our nominating and corporate governance committee. Our nominating and corporate governance committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not recommended by a stockholder. In evaluating such nominations, our nominating and corporate governance committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Risk Committee

Our Board of Directors has established a risk committee, which is composed of four of our independent directors, Messrs. Abrams, Donlin and Mahoney and Ms. Still. Mr. Abrams chairs the risk committee. The risk committee assists the Board in the oversight of our risk governance structure; our risk management and risk assessment guidelines and policies regarding market, credit and liquidity and funding risk; our risk tolerance, including risk tolerance levels and capital targets and limits; and our capital, liquidity and funding, operational, regulatory, tax and legal risk.

Communications with the Board of Directors

Interested persons may communicate their complaints or concerns by sending written communications to the Board of Directors, committees of the Board of Directors, the non-management directors and individual directors by mailing those communications to:

Chimera Investment Corporation
Applicable Addressee*
520 Madison Avenue, 32nd Floor
New York, NY 10022
Phone: (888) 895-6557
Email: investor@chimerareit.com
Attention: Investor Relations

*	Audit Committee of the Board of Directors

*	Compensation Committee of the Board of Directors

*	Nominating and Corporate Governance Committee of the Board of Directors

*	Risk Committee of the Board of Directors

*	Non-Management Directors

*	Name of Individual Director

These communications are sent by us directly to the specified addressee.

We require each member of the Board of Directors to attend our annual meeting of stockholders except for absences due to causes beyond the reasonable control of the director. All directors then serving on our Board of Directors attended our 2018 Annual Meeting.

MANAGEMENT

The following sets forth certain information with respect to our executive officers:

Name	Age*	Title
Matthew Lambiase	53	Chief Executive Officer, President and Director
Robert Colligan	48	Chief Financial Officer
Choudhary Yarlagadda	57	Chief Operating Officer
Mohit Marria	41	Chief Investment Officer
Phillip J. Kardis II	57	Chief Legal Officer and Secretary

*	as of May 30, 2019

Biographical information on Mr. Lambiase is provided above under “Proposal 1—Election of Directors.” Certain biographical information for Mr. Colligan, Mr. Yarlagadda, Mr. Marria and Mr. Kardis is set forth below.

Robert Colligan is our Chief Financial Officer. Prior to becoming our Chief Financial Officer in May 2013, Mr. Colligan was the Controller at Starwood Capital Group for the previous five years. Prior to Starwood Capital Group, from 2002 to 2008, Mr. Colligan was a Managing Director at Bear Stearns and, from 1999 to 2002, a Vice President at Merrill Lynch in financial reporting, strategy and investor relations roles. Mr. Colligan also served as a Managing Director of Annaly from May 2013 until August 2015. Mr. Colligan began his career at PricewaterhouseCoopers where, from 1993 to 1999, he had roles in both audit and national tax. He has a Bachelor’s Degree in Accounting from Villanova University, a Master’s Degree in Taxation from George Washington University and is a Certified Public Accountant.

Choudhary Yarlagadda is our Chief Operating Officer. Prior to becoming Chief Operating Officer in August 2015, Mr. Yarlagadda was a Managing Director and Head of Structured Products for Annaly since January 2008. Prior to joining Annaly, Mr. Yarlagadda was a Director in Structured Credit Products at Credit Suisse and before that a Vice President in the Fixed Income Mortgage Group at Nomura Securities International, Inc. Mr. Yarlagadda has an MS from the Florida Institute of Technology and BS from the National Institute of Technology (India).

Mohit Marria is our Chief Investment Officer. Prior to becoming Chief Investment Officer in December 2013, Mr. Marria was an Executive Vice President of Annaly. While at Annaly, Mr. Marria had responsibility for the development and implementation of Chimera’s trading strategies in residential mortgage-backed securities, residential mortgage loans and its derivatives portfolio. He has been a member of the investment team since Chimera’s inception. Mr. Marria joined Annaly from American International Group (AIG). Prior to working at AIG, Mr. Marria worked at Metropolitan Life Insurance Company. Mr. Marria earned a Bachelor’s Degree in Finance and an M.B.A., each from the Rutgers University.

Phillip J. Kardis II is our Chief Legal Officer and Secretary. Prior to becoming Chief Legal Officer in September 2015, Mr. Kardis was a partner with the law firm of K&L Gates LLP where he represented mortgage REITs and other companies and funds that acquire, originate, service and finance residential mortgage loans, mortgage servicing rights and mortgage backed securities, including the Company. Prior to joining K&L Gates LLP in 2004, Mr. Kardis practiced corporate and securities law at several law firms. In addition, Mr. Kardis has held positions at the U.S. Department of Commerce, Rockwell International, the U.S. Senate Committee on the Budget and Analytic Services, Inc. Mr. Kardis has two BA degrees from George Washington University, an MA from George Washington University, an MA from George Mason University, and a JD from the Georgetown University Law Center.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CHIMERA

The following table sets forth certain information relating to the beneficial ownership of our common stock by (i) each of our named executive officers and directors, (ii) all our executive officers and directors as a group, and (iii) all persons that we know beneficially own more than 5% of our outstanding common stock. Knowledge of the beneficial ownership of our common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as otherwise indicated, the information is as of April 2, 2019 and, to our knowledge, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Except as otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 520 Madison Avenue, 32nd Floor, New York, New York 10022.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)	Percent of Class
Matthew Lambiase	211,537	*
Robert Colligan	95,742	*
Choudhary Yarlagadda(2)	385,697	*
Mohit Marria	92,892	*
Phillip J. Kardis II	63,175	*
Mark Abrams	57,278	*
Teresa B. Bazemore	9,383	*
Gerard Creagh	112,628	*
Paul Donlin(3)	327,113	*
Dennis M. Mahoney	55,242	*
John P. Reilly	76,803	*
Debra W. Still	7,311	*
All Directors and Officers As a Group (12 persons)	1,494,801	*
Vanguard Group Inc.(4)	16,067,810	8.6%
BlackRock, Inc.(5)	12,122,475	6.5%

*	Less than 1 percent.

(1)

For officers, does not included deferred stock units (DSUs) credited to their accounts pursuant to deferrals made under the terms of our Stock Award Deferral Program. These DSUs do not have voting rights and the officers do not have the right to receive such DSUs within 60 days of April 2, 2019. DSUs credited to the non-employee director accounts are included. As of April 2, 2019, the following officers and directors have the following aggregate amounts of DSUs credited to their respective accounts:

Name	DSUs
Matthew Lambiase	305,220
Choudhary Yarlagadda	201,785
Mohit Marria	126,433
Robert Colligan	18,823
Gerard Creagh	20,868
Paul Donlin	27,915
Dennis M. Mahoney	20,868
John P. Reilly	30,476
Teresa Bazemore	8,486

(2)	Includes 319,446 shares of common stock held by members of Mr. Yarlagadda’s immediate family.
(3)	Includes 4,000 shares of common stock held by Mr. Donlin in a Family Trust and 135,000 shares of common stock held by Donlin Financial LLC.

(4)

The address for the stockholder is 100 Vanguard Blvd., Malvern, PA 19355. The shares shown as beneficially owned by The Vanguard Group, Inc. reflect shares owned on its own behalf and on behalf of the following entities: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The Vanguard Group, Inc. reported having sole voting power over 87,078 shares, shared voting power over 15,535 shares, sole dispositive power over 16,067,810 shares and shared dispositive power over 86,593 shares. Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group Inc. on February 11, 2019.

(5)

The address for this stockholder is 55 East 52nd Street, New York, NY 10022. The shares shown as beneficially owned by BlackRock, Inc. reflect shares owned on its own behalf and on behalf of the following subsidiaries: BlackRock Life Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; reported beneficially owning 12,122,475 shares of common stock with sole voting power over 11,325,423 shares, shared voting power over zero shares, sole dispositive power over 12,122,475 shares and shared dispositive power over zero shares. Based solely on information contained in a Schedule 13G/A filed by BlackRock Inc. on February 4, 2019.

EXECUTIVE COMPENSATION – COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes the key features of our executive compensation program and the compensation committee’s approach in deciding 2018 compensation for our named executive officers.

Our named executive officers for 2018 are the following:

Name		Title (as of last day of 2018)
Matthew Lambiase	53	Chief Executive Officer, President and Director
Robert Colligan	48	Chief Financial Officer
Choudhary Yarlagadda	57	Chief Operating Officer
Mohit Marria	41	Chief Investment Officer
Phillip J. Kardis II	57	Chief Legal Officer and Secretary

We have divided this discussion into five parts:

1.	Overview
2.	Key Design Features and 2018 Actions
3.	Compensation Design: 2019-2021
4.	Governance
5.	Other Features and Policies

Overview

Employment Agreements

We internalized our management on August 5, 2015 (the “Internalization”). In connection with the Internalization, we entered employment agreements with each of our named executive officers with initial terms running through December 31, 2018. These employment agreements document the key elements of our executive compensation program and reflect our pay-for-performance compensation philosophy. We believe that use of employment agreements is critical to ensuring a stable, appropriately incentivized management team as we transition from an externally to internally managed company.

The employment agreements specify the mix of salary and incentive compensation opportunities (what we refer to as our “total direct compensation”). The mix includes a significant focus on variable incentive compensation opportunities intended to directly link the amount of total direct compensation received to Company performance over one- and three-year periods. The employment agreements (other than for Mr. Kardis, whose arrangement is separately discussed below) provide that the incentive compensation opportunity:

●	is variable, potentially ranging from 0% to 150% or 175% of the target depending on the performance goal and actual performance result,
●	is determined based on a balanced combination of (i) our return on average equity (“ROAE”) measured against annually-established goals, (ii) our total stockholder return performance as compared against an index of comparator companies over a three-year performance period (“relative TSR”), and (iii) a discretionary review of individual performance, and

●	to the extent earned, is delivered in a balanced mix of cash and equity awards that include additional vesting requirements, to further encourage executive retention and alignment of interests with the long-term interests of our stockholders.

2018 Performance Highlights

We view 2018 as a successful year for the Company. We have continued our focus on residential mortgage credit, including acquiring and securitizing seasoned residential mortgage loans. Consequently, we delivered solid results in a challenging interest rate and economic environment.

●	GAAP net income for 2018 was $368 million.
●	Distributed quarterly common stock dividend of $0.50 per common share per quarter in 2018.
●	Stock price to GAAP book value per share ratio as of December 31, 2018 was 1.12 to 1.
●	Successfully issued $260 million of our Series C Preferred stock.
●	Securitized $3 billion of residential mortgage loans, including initiating jumbo prime and investor property securitization programs.
●	Company Return on Average Equity for 2018 was 17.7%.
●	Total Shareholder Return for the three-year period ended December 31, 2018 was 89.7%. 2018 Compensation Highlights

Compensation decisions by the compensation committee for 2018 demonstrate the direct link between the compensation opportunities for our named executive officers and performance for our stockholders, consistent with the design contemplated by the employment agreements:

●	Our ROAE for 2018 was 17.7%, which was above our target ROAE of 15.0% for 2018, resulting in the ROAE cash bonus being awarded at 175% of the target bonus.
●	The compensation committee reviewed the performance of each named executive officer. The performance assessment considered, among other factors, the successful securitization and preferred stock offering transactions during 2018 noted above, dividends declared, stock price to book value per share, and the Company’s leverage ratios. Based on this assessment, the named executive officers, other than Mr. Kardis, received discretionary bonuses at 150% of target,payable as a grant of restricted stock units (RSUs) vesting over three years. Mr. Kardis received as discretionary bonus at 100% target (the maximum under his employment agreement) payable in RSUs vesting over three years.

●	The named executive officers (other than Mr. Kardis) received a grant of performance share units (PSUs) in early 2018 that become earned based on our relative TSR performance for 2018-2020.
●	Our Total Shareholder Return for the three-year period ended December 31, 2018 was 89.7% which was the 100th percentile of the companies constituting the NAREIT FTSE Mortgage Home Finance index, resulting in shares issued pursuant to the 2016 PSU award being 150% of the target award amount.

Compensation Policies

The compensation committee has established the following compensation policies that we believe are in the best, long-term interests of our stockholders:

What We Do and How We Do It

✓Provide a majority of compensation in performance-based compensation	For CEO, 84% of target total direct compensation is performance-based
✓Pay for performance based on measurable goals for both annual and long-term awards	Use multiple, balanced measures, focused on ROAE and TSR
✓Balanced mix of cash and stock-based awards tied to annual and long-term performance	50% of incentive opportunity tied to annual ROAE, 25% tied to annual individual performance and 25% tied to 3-year TSR; mix of cash (ROAE portion) and stock (TSR and individual performance portion)
✓Stock ownership and retention policy	5x salary for CEO and 3x salary for all other named executive officers; 100% of shares must be retained until minimum ownership level is met; applies until 6 months after termination of employment
✓Receive advice from independent compensation consultant	Compensation consultant (Frederic W. Cook & Co.) provides no other services to the Company

What We Don’t Do and The Reasons Why

×No supplemental executive retirement plans for named executive officers	Consistent with focus on performance-oriented environment
×No change in control excise tax gross-ups	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
×No excessive perquisites or severance benefits	Consistent with focus on performance-oriented environment and commitment to best practices aligned to long-term stockholder interests
×No single-trigger vesting of equity compensation upon a change in control	Per employment agreements, vesting following a change in control requires involuntary termination of employment (double-trigger)
×No hedging transactions permitted	Policy prohibits hedging transactions, including the purchase of financial instruments designed to hedge/offset any decrease in the market value of our stock

Key Design Features and 2018 Actions

Overview of Elements of Compensation

Messrs. Lambiase, Colligan, Marria and Yarlagadda, pursuant to their employment agreements, receive compensation primarily in the form of salary plus an incentive award opportunity determined each year that can range from 0% to 150% or 175% of the target amount depending on the performance goal. Mr. Kardis’s incentive compensation opportunity under his employment agreement follows a different format related to his recruitment to the Company in 2015, and is therefore discussed separately below.

Each executive’s base salary is fixed for the term of the employment agreement and represents a smaller portion of the total annual compensation allowing us to effectively manage our fixed expenses. The compensation committee periodically reviews base salary levels in light of market practices and changes in responsibilities. For 2018, the base salary amounts were as follows:

2018 Base Salary

Name	Amount
Matthew Lambiase	$750,000
Robert Colligan	$400,000
Choudhary Yarlagadda	$750,000
Mohit Marria	$500,000
Phillip J. Kardis II	$750,000

The incentive award opportunity under these employment agreements, other than Mr. Kardis, is divided into two components: (i) a portion payable in cash and (ii) a portion payable in stock-based awards under our equity compensation plan, including RSUs and PSUs. The following table provides an overview of the compensation program under these employment agreements:

Overview of Compensation Elements

Compensation Element	Description	Objectives
Base Salary	●Fixed cash compensation for the term of each executive’s employment agreement.	●Per employment agreement ●Provides fixed level of cash compensation
Annual Incentive	●50% of the total incentive compensation opportunity for the year, payable in cash -Ranges from 0% to 175% of target, based on ROAE performance	●Reward executives for efficiently generating earnings ●Creates a direct connection between business success and financial reward
Long-Term Incentives
●25% of total incentive compensation opportunity in the form of a discretionary RSU award
-Ranges from 0% to 150% of target, based on annual achievement of individual and company goals
-Delivered as RSUs vesting over 3 years
●25% of total incentive opportunity in the form of a PSU award
-Ranges from 0% to 150% of target, based on relative TSR performance

●RSUs reward achievement of individual annual goals
●PSUs provide multi-year focus on driving stockholder returns
●Both awards align named executive officers with stockholder interests and encourage retention

Post-Employment Benefits
●Employment agreements include severance payments and benefits in case of involuntary termination (without cause or with good reason)
●Severance amounts are not excessive (generally, 1x salary and incentive, even in connection with a termination following a change in control)
●No single-trigger vesting of equity awards upon a change in control
●No 280G or other tax gross-ups

●Per negotiated employment agreements
●Market-competitive practice to limit executive risk of involuntary termination without cause, and encourages stable management team
●Change in control provisions ensure that management will be able to fairly assess potential transactions

Other Benefits	●401(k), health care and life insurance programs, same as other non-executive employees ●No executive perquisites	●Competitive with peer companies ●Assists with recruitment and retention

2018 Incentive Compensation Decisions

General. The compensation design reflected in the employment agreements for 2018, other than for Mr. Kardis, weights the compensation opportunities heavily towards variable, performance-based awards in a mix of cash and stock, and balanced by annual and multi-year performance goals. The compensation committee believes that the incentive compensation design reflected in the employment agreements is appropriately tied to our business strategy and will encourage our management team to pursue strategies intended to deliver efficient earnings against our capital base and strong stockholder returns. See below for a discussion about the compensation arrangements for Mr. Kardis under his employment agreement.

The 2018 design for Messrs. Lambiase, Colligan, Marria and Yarlagadda includes an incentive award opportunity broken into three key components:

●	an ROAE bonus payable in cash ranging from 0% to 175% of target,
●	a discretionary bonus payable in RSUs vesting ratably over three years and ranging from 0% to 150% of target, and
●	a TSR bonus payable as a PSU award that becomes earned based on TSR results over a 3-year performance period (2018-2020) and ranging from 0% to 150% of target.

ROAE and TSR are key financial measures for us because, as a mortgage REIT, we are focused on generating earnings efficiently against our capital base and returning those earnings to our stockholders, primarily in the form of dividends. The compensation committee believes that the discretionary bonus allows the compensation committee to consider performance goals that may not be easily quantifiable and that can be adjusted from year-to-year, thereby preserving an element of flexibility. Providing RSUs and PSUs as part of the mix should encourage retention and align the interests of the named executive officers with the long-term interests of our stockholders.

The employment agreements provide a total target incentive award amount and the weighting among the three components. The compensation committee believes the allocation of incentive compensation opportunities reflected in the employment agreements represents an appropriately balanced approach to providing incentive compensation opportunities. The following chart summarizes the 2018 target incentive award and the three components for Messrs. Lambiase, Colligan, Marria and Yarlagadda:

2018 Incentive Compensation Targets per Employment Agreements

	ROAE Bonus	Discretionary Bonus	TSR Bonus	Total target
Name	(cash)	(RSU award)	(PSU award)	incentive award*
	(50%)	(25%)	(25%)
Matthew Lambiase	$2,000,000	$1,000,000	$1,000,000	$4,000,000
Robert Colligan	$750,000	$375,000	$375,000	$1,500,000
Choudhary Yarlagadda	$1,350,000	$675,000	$675,000	$2,700,000
Mohit Marria	$800,000	$400,000	$400,000	$1,600,000

*	The total target incentive award is subject to review and potential adjustment by the compensation committee.

ROAE Bonus. The amount of the ROAE bonus for 2018 was determined based on 2018 ROAE results against formulaic targets set by the compensation committee during the first quarter of the year. The ROAE bonus earned for a year is payable in cash by no later than March 15 of the following year. Under the employment agreements, ROAE means the Company’s net income for the year divided by its average equity for the year.1

The following chart summarizes the ROAE performance goals and results for 2018:

ROAE Achieved	Percentage of ROAE Target
	Payable
<5%	0%	2018 ROAE Result 17.7%
3%	25%
5%	50%
7%	75%
9%	100%
11%	125%
13%	150%
15%	175%

Based on this performance, the 2018 ROAE bonus earned, which is included in the Summary Compensation Table as 2018 compensation under the “Non-Equity Incentive Plan” column, was as follows:

2018 ROAE Bonus Amounts

Name	ROAE Bonus	ROAE Bonus
	Target	Actual
		(175% of Target)
Matthew Lambiase	$2,000,000	$3,500,000
Robert Colligan	$750,000	$1,312,500
Choudhary Yarlagadda	$1,350,000	$2,362,500
Mohit Marria	$800,000	$1,400,000
____________________

[1]	For this purpose, the Company’s net income is determined in accordance with GAAP, but excluding non-cash, non-operating expense items such as depreciation expense, amortization of goodwill and other non-cash, non-operating expense items as determined by the compensation committee in its sole discretion for the applicable performance period. If, for any portion of any performance period, (i) the Company does not use hedge accounting or (ii) its derivative hedging instruments or any portion thereof are otherwise deemed ineffective, which in either case, results in changes in the value of such hedging instruments being recorded in the Company’s GAAP income statement, then any gains or losses from such hedging instruments will also be excluded. The Company’s average equity under the employment agreements means the stockholders’ equity of the Company as determined in accordance with GAAP, but excluding accumulated other comprehensive income or loss (which, among other things, reflects unrealized gains or losses in the Company’s residential mortgage-backed securities portfolio), stockholders’ equity attributable to preferred stock and other items as determined by the compensation committee in its sole discretion for the applicable performance period. For purposes of calculating ROAE, Company Average Equity will be determined based on the average of the Company’s stockholders’ equity calculated as described in the preceding sentence as of the last day of each quarter during the applicable performance period. Notwithstanding the foregoing, stockholders’ equity attributable to an issuance of common stock of the Company during the performance period shall be excluded from the calculation of “Company Average Equity” for a period of six months from such issuance.

Discretionary Bonus. The amount of the discretionary bonus each year will be based on the compensation committee’s discretionary assessment of the named executive officer’s performance during the year, based on factors established by the compensation committee during the first 90 days of the year and communicated to the executive. After the end of the year, based on the performance assessment, the compensation committee may make an award ranging from 0% to 150% of the target. Generally, this bonus amount will be delivered as an RSU award granted by March 15 of the following year, vesting ratably over three years subject to the executive’s continued employment. The number of RSUs granted is based on the dollar value of the award divided by the closing price of our common stock on the grant date.

The following chart summarizes the discretionary bonus awards for 2018:

2018 Discretionary Bonus Awards

		Discretionary
	Discretionary	Bonus
Name	Bonus	(Actual)
	(Target)	(150% of target)
Matthew Lambiase	$1,000,000	$1,500,000
Robert Colligan	$375,000	$562,500
Choudhary Yarlagadda	$675,000	$1,012,500
Mohit Marria	$400,000	$600,000

The key performance factors considered by the compensation committee in determining the amount of the discretionary bonus awards for 2018 included:

●	GAAP net income for 2018 was $368 million.
●	Distributed quarterly common stock dividend of $0.50 per common share per quarter in 2018.
●	Stock price to GAAP book value per share ratio as of December 31, 2018 was 1.12 to 1.
●	Successfully issued $260 million of our Series C Preferred stock.
●	Securitized $3 billion of residential mortgage loans, including initiating jumbo prime and investor property securitization programs.
●	Company Return on Average Equity for 2018 was 17.7%.
●	Total Shareholder Return (“TSR”) during the three-year period ended December 31, 2018 was 89.7%.

TSR Bonus: 2018-2020. The TSR bonus for 2018 was provided as an award of PSUs under our equity compensation plan granted early in 2018, with TSR (including dividends) measured over a three-year performance period (2018-2020). The target number of PSUs granted was based on the target value of the award and our stock price on the first business day of the performance period. On this basis, the target number of PSUs granted for the PSU bonus for 2018 was as follows:

TSR Bonus Target PSUs
2018-2020 Award

Name	Target PSUs
(#)
Matthew Lambiase	54,113
Robert Colligan	20,293
Choudhary Yarlagadda	36,526
Mohit Marria	21,646

The grant date fair value of this award for accounting purposes (which is different than the target dollar amount used to determine the target number of PSUs shown above) is included in the Summary Compensation Table as 2018 compensation under the “Stock Awards” column.

The actual number of PSUs earned is based on our TSR performance for the performance period, 2018-2020, relative to the TSR performance of the companies included in the NAREIT FTSE Mortgage Home Financing index, as follows:

Relative TSR Performance Goals

Relative TSR Performance	% of Target Earned
Below Threshold: Below 25th percentile	0%
Threshold: 25th percentile	50%
Target: 50th percentile	100%
Max: 75th percentile or above	150%

Performance between threshold and target or target and maximum will result in a percentage earned that is interpolated on a straight-line basis.

PSUs, to the extent earned, are payable by delivery of one share of our common stock for each PSU earned, payable by March 15 following the end of the performance period. The named executive officer generally must remain employed with us for the full performance period to earn the PSU, also encouraging retention.

TSR Bonus Earned: 2016-2018.

The TSR bonus for 2016 was provided as an award of PSUs under our equity compensation plan granted early in 2016, with TSR (including dividends) measured over a three-year performance period (2016-2018) with same relative TSR performance goals listed above. The company’s TSR over the three-year performance period was 89.7%, which was first among the 22 constituents of the NAREIT FTSE Mortgage Home Financing index over that period placing the company above the 75th percentile.

Based on this performance, the number of 2016-2018 PSUs earned was as follows:

2016 TSR Bonus Earned Amounts

	Target PSUs	Earned PSUs
Name	(#)	(#)
		(150% of Target)
Matthew Lambiase	73,314	109,971
Robert Colligan	27,493	41,240
Choudhary Yarlagadda	49,487	74,231
Mohit Marria	29,326	43,989

Dividend Equivalents on RSUs and PSUs. Awards of RSUs and PSUs will accrue dividend equivalents as if the awards were outstanding shares of our common stock, but the dividend equivalents will be paid only if and to the extent the underlying award becomes earned and vested. Because we are a mortgage REIT, dividends are a key component of our total stockholder return. The compensation committee believes that allowing dividend equivalents to accrue on outstanding awards will further focus our named executive officers on achieving net income goals and returning earnings to our stockholders through dividends.

Employment Agreement and 2017 Compensation for Mr. Kardis

Mr. Kardis, our Chief Legal Officer, was recruited from an outside law firm during 2015. Our Board of Directors thought it was important to recruit Mr. Kardis as the Company transitioned to an internally managed corporation given his broad experience ranging from mortgage finance and securitization to public and private capital raising, and his long relationship representing the Company. To induce Mr. Kardis to resign his partnership and relocate to New York, the compensation committee designed a transition compensation structure that differs from the other named executive officers. Under his employment agreement, for the first three full calendar years of his employment (2016 to 2018), Mr. Kardis receives compensation in the form of:

●	salary,
●	an annual cash bonus equal to 200% of his salary,
●	a discretionary bonus payable as an RSU award of up to $250,000, and
●	a long-term incentive equity award in the form of time-vesting RSUs equal to $500,000.

The compensation committee believes that this structure was necessary to recruit Mr. Kardis. Providing a significant portion of the compensation in the form of RSUs aligns his interests with our stockholders. Furthermore, the structure is limited in term and provides for a transition to a structure that has an appropriate mix of cash, equity and performance metrics that meets the Company’s needs after 2018.

For 2018, the compensation committee determined to pay Mr. Kardis the discretionary bonus at the maximum amount, $250,000, based on the same performance considerations applicable to the other named executive officers discussed above. In accordance with his employment agreement, this award was made all in the form of RSUs granted in early 2019 and vesting over three years. This RSU award is considered 2019 compensation under SEC rules and therefore do not appear as 2018 compensation in the Summary Compensation Table.

Compensation Design: 2019-2021

On December 17, 2018, we entered new three-year employment agreements with each named executive officer effective January 1, 2019. Similar to the initial employment agreements, the new employment agreements specify the mix of salary and incentive compensation opportunities comprising each named executive officer’s total direct compensation opportunity. As with the original employment agreements, the mix includes a significant focus on variable incentive compensation opportunities intended to directly link the amount of total direct compensation received to Company performance over one- and three-year periods but with an adjusted balance in the mix of awards and updates to the performance measures and maximum award opportunities as noted below. The new employment agreements (including for Mr. Kardis) provide that the incentive compensation opportunity:

●	is variable, potentially ranging from 0% to 200% or 250% of the target depending on the performance goal and actual performance result,
●	is determined based on a balanced combination of (i) our return on average equity (“ROAE”) measured against an index of comparator companies, (ii) our total economic return (changes in book value per share plus dividends per share) performance as compared against an index of comparator companies over a three-year performance period (“relative TER”), and (iii) a fixed restricted stock unit grant, and

●	to the extent earned, is delivered in a balanced mix of cash and equity awards that include additional vesting requirements, to further encourage executive retention and alignment of interests with the long-term interests of our stockholders.

Overview of New Compensation Elements

Compensation Element	Description	Objectives
Base Salary	●Fixed cash compensation for the term of each executive’s employment agreement.	●Per employment agreement ●Provides fixed level of cash compensation
Annual Incentive	●60% of the total incentive compensation opportunity for the year, payable in cash -Ranges from 0% to 250% of target, based on relative ROAE performance	●Reward executives for efficiently generating earnings ●Creates a direct connection between business success and financial reward
Long-Term Incentives
●20% of total incentive compensation opportunity in the form of a fixed RSU award which vests ratably over 3 years.
●20% of total incentive opportunity in the form of a PSU award
-Ranges from 0% to 200% of target, based on relative TER performance
●PSUs provide multi-year focus on driving economic returns ●Both awards align named executive officers with stockholder interests and encourage retention
Post-Employment Benefits
●Employment agreements include severance payments and benefits in case of involuntary termination (without cause or with good reason)
●Severance amounts are not excessive (generally, 1.5-2.25x salary and cash incentive, even in connection with a termination following a change in control)
●No single-trigger vesting of equity awards upon a change in control
●No 280G or other tax gross-ups

●Per negotiated employment agreements
●Market-competitive practice to limit executive risk of involuntary termination without cause, and encourages stable management team
●Change in control provisions ensure that management will be able to fairly assess potential transactions

Other Benefits	●401(k), health care and life insurance programs, same as other non-executive employees ●No executive perquisites	●Competitive with peer companies ●Assists with recruitment and retention

Like the initial employment agreements, the new employment agreements provide for a fixed base salary which represents a smaller portion of the total annual compensation allowing us to effectively manage our fixed expenses. The compensation committee periodically reviews base salary levels in light of market practices and changes in responsibilities. For 2019, the base salary amounts were as follows:

2019 Base Salary

Name	Amount
Matthew Lambiase	$850,000
Robert Colligan	$500,000
Choudhary Yarlagadda	$800,000
Mohit Marria	$750,000
Phillip J. Kardis II	$750,000

The new employment agreements provide a total target incentive award amount and the weighting among the three components as was the case for the initial employment agreements. The compensation committee believes the allocation of incentive compensation opportunities reflected in the employment agreements represents an appropriately balanced approach to providing incentive compensation opportunities. The following chart summarizes the 2019 target incentive award and the three components for each executive:

2019 Incentive Compensation Targets per Employment Agreements

	ROAE Bonus	Discretionary Bonus	TSR Bonus	Total target
Name	(cash)	(RSU award)	(PSU award)	incentive award*
	(60%)	(20%)	(20%)
Matthew Lambiase	$2,640,000	$880,000	$880,000	$4,400,000
Robert Colligan	$990,000	$330,000	$330,000	$1,650,000
Choudhary Yarlagadda	$1,782,000	$594,000	$594,000	$2,970,000
Mohit Marria	$1,500,000	$500,000	$500,000	$2,500,000
Phillip Kardis	$1,485,000	$495,000	$495,000	$2,475,000

*	The total target incentive award is subject to review and potential adjustment by the compensation committee.

The annual restricted stock unit award is made at the beginning of each of the three performance years under the new employment agreements. Under the original award agreements as described above, we grant restricted stock units after the end of the performance year as part of the discretionary bonus. This means that in 2019, there will be two restricted stock unit awards, one for 2018 granted as part of the discretionary bonus after the end of the year under the original employment agreements and one for 2019 as a fixed award under the new employment agreements. Under SEC rules, these will both appear as 2019 compensation in the “Stock Award” column in next year’s Summary Compensation Table.

Governance

Compensation Committee Provides Oversight

The compensation committee, comprised entirely of independent members of our board of directors, is responsible for establishing and implementing our executive compensation philosophy and for ensuring that the total compensation paid to our named executive officers and other executives is fair, competitive and motivates high performance. The terms of the employment agreements, and actions on compensation under the employment agreements, are under the primary direction of the compensation committee.

Under our executive compensation philosophy, we provide compensation in the forms and at levels that we believe will permit us to retain and motivate our existing executives and to attract new executives with the skills and attributes that we need. The compensation program reflected in the employment agreements is intended to provide appropriate and balanced incentives toward achieving our annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives intended to benefit our company and our stockholders, and to create an alignment of interests between our executives and our stockholders. The compensation program is designed to place a greater weight on rewarding the achievement of longer term objectives and financial performance of the Company.

Independent Compensation Consultant Used by the Compensation Committee

The compensation committee engaged Frederic W. Cook & Co. (“FW Cook”) to advise the compensation committee on alternatives for the post-Internalization executive compensation design. As part of this assignment, FW Cook reviewed the executive compensation levels, mix and design at our peer companies (discussed below), modeled alternative incentive compensation designs and advised the compensation committee on other competitive market practices more generally. FW Cook provides no other services to the Company.

CEO and Management Have Limited Roles in Compensation Determinations

The compensation committee is solely responsible for compensation decisions regarding our CEO subject to ratification and confirmation by the independent members of our Board. When making compensation recommendations for named executive officers other than the CEO, the compensation committee expects to seek and consider the advice and counsel of the CEO, given his direct day-to-day working relationship with those executives. Taking this feedback into consideration, the compensation committee will engage in discussions and makes final determinations related to compensation paid to the named executive officers, consistent with the requirements of each employment agreement.

Use of Peer Group Data

In connection with establishing the post-Internalization executive compensation design, the compensation committee (with the assistance of FW Cook) reviewed compensation levels and practices at the following group of internally managed publicly traded companies with a comparable focus on real estate-related debt investments:

American Capital, Ltd.	New York Mortgage Trust, Inc.
Arlington Asset Investment Corp.	NewStar Financial, Inc.
Capstead Mortgage Corporation	Ocwen Financial Corporation
CYS Investments, Inc.	PennyMac Financial Services, Inc.
Dynex Capital, Inc.	Radian Group, Inc.
iStar Financial, Inc.	RAIT Financial Trust
MFA Financial, Inc.	Redwood Trust, Inc.
MGIC Investment Corp.	Walker & Dunlop, Inc.
Nationstar Mortgage Holdings, Inc.	Walter Investment Management Corp.

In selecting this peer group, the compensation committee considered the relative size of our company compared to the peer companies, based on both equity market capitalization and total capitalization. On these bases measured in 2018, the company is in the top quartile of the peer group in size. The compensation committee has not currently adopted a policy to formally benchmark compensation levels against the peer group. Instead, the compensation committee used peer group information solely to better understand general market practices, alternative approaches to incentive compensation designs and executive compensation trends.

In designing the new employment agreements, the compensation committee engaged FW Cook to refresh our peer companies for purposes of analyzing the competitiveness of our total direct compensation opportunities. Based on that analysis, the compensation committee approved a new list of peer companies, as shown below. Like the original peer group, the new peer group is intended to focus on internally managed publicly traded companies with a comparable focus of making investments. Some smaller companies (as companies that had financial difficulties) were dropped from the list and replaced by investment companies that compete with us for assets.

AGNC Investment AllianceBernstein Capstead Mortgage Corporation CYS Investments, Inc. Eaton Vance Federated Investors iStar Financial, Inc. Legg Mason	MFA Financial, Inc. MGIC Investment Corp. Nationstar Mortgage Holdings, Inc. PennyMac Financial Services, Inc. Radian Group, Inc. Redwood Trust, Inc. Walker & Dunlop

Consideration of 2018 Say-on-Pay Vote

At our 2018 annual meeting, our stockholders voted approximately 96% in favor of our executive compensation program. The compensation committee has considered the results of the 2087 say-on-pay vote and believes that the support of our stockholders in this vote reflects support for our approach to executive compensation. The compensation committee will continue to consider the outcome of future Say-on-Pay votes and other stockholder input, as well as available market data, in making future decisions regarding executive compensation.

Compensation Policies and Practices as They Relate to Risk Management

The compensation committee monitors the risks and rewards associated with our compensation programs and considers, in establishing our compensation programs, whether these programs encourage unnecessary or excessive risk taking. We believe our design includes appropriate features intended to limit the risk of excessive risk-taking by our named executive officers, including, without limitation (i) incentive compensation capped at 150 to 175% of target depending on the performance goal, (ii) use of multiple financial measures over both annual and multi-year periods, (iii) elements of incentive compensation tied to individual performance goals, and (iv) meaningful stock ownership and retention requirements that apply until six months after termination of employment.

Other Features and Policies

Share Ownership Guidelines

Per the employment agreements, each named executive officer is subject to a stock ownership and retention requirement. Shares of our stock received from equity awards, after taxes, must be held by the executive until a stated level of ownership is achieved, measured as a multiple of salary—5x for the CEO and 3x for the other named executive officers. Once this required minimum ownership level has been achieved, the named executive officer must continue to maintain that minimum ownership level until six months after termination of employment.

The compensation committee believes that these stock ownership and retention requirements will further align the interests of our named executive officers with the long-term interests of our stockholders by requiring a meaningful portion of the executive’s accrued and earned compensation to be held as shares of our stock, not only during employment but for a period after termination of employment.

Savings and Health and Welfare Benefits

Our named executive officers participate in the broad-based 401(k) retirement savings plan generally available to our employees, which includes an opportunity to receive employer matching contributions. We do not currently provide for pension plans or supplemental retirement plans for our named executive officers.

All our named executive officers also participate in the health, life insurance, disability benefits and other welfare programs that are provided generally to our employees.

We have established a Stock Award Deferral Program, described below under “Nonqualified Deferred Compensation Plans.” Under this program, named executive officers can elect to defer payment of RSU and PSU awards after vesting until termination of employment or an earlier specified date. Amounts deferred are tracked as deferred stock units, continue to receive dividend equivalents, and are paid in actual shares. The compensation committee felt that this program assists our executive officers with retirement savings, and further encourages their long-term retention of stock awards earned under our compensation program.

Perquisites and Other Personal Benefits

We do not currently provide our named executive officers with any perquisites or other personal benefits.

Compensation Recovery (Clawback) Policy

As required by the Sarbanes-Oxley Act of 2002, upon restatement of our company’s financial statements, our CEO and CFO would be required to reimburse us for any (i) bonuses, (ii) other incentive or equity-based compensation, and/or (iii) profits from stock sales, received in the 12-month period following the filing of financial statements that were later required to be restated due to the misconduct. Our company will also implement the incentive compensation “clawback” provisions mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 in accordance with the requirements of that Act once final rules have been adopted.

Severance Protection under the Employment Agreements

Each employment agreement includes certain severance payments and benefits for the named executive officer in case of involuntary termination during the term of the agreement, including termination by us without cause or termination by the executive for certain adverse changes in employment conditions (referred to as “good reason”). The amount and form of the severance benefits depends on whether the involuntary termination occurs within 24 months following a change in control or not. No severance is provided for a voluntary termination (not for good reason) or involuntary termination for cause. We do not believe that the severance benefits provided are excessive. The following briefly summarizes the severance benefits provided in case of a qualifying termination. More detail (including estimated quantifiable amounts) is provided under “Potential Payments upon Termination or Change in Control.”

●

Termination without cause / for good reason other than within 24 months following a change in control. If, during the term of the employment agreement, the named executive officer’s employment is terminated by the Company without cause or by the executive for good reason other than within 24 months following a change in control of the Company, the executive will be entitled to: (i) a severance payment equal to one times the sum of his base salary and his three-year (or shorter) average annual bonuses, payable in 12 equal monthly installments (the “Severance Amount”); (ii) 12 months of Company-paid COBRA premiums; (iii) accelerated vesting of time-based equity awards; (iv) continued vesting potential of the PSUs granted in connection with the TSR portion of his annual bonus; (v) payment of any earned but unpaid annual bonus for the prior calendar and (vi) a pro-rata portion of the ROAE and discretionary portions of the annual bonus that he would have received for the year of termination.

●

Termination without cause / for good reason within 24 months following a change in control. If, during the term of the employment agreement, the named executive officer’s employment is terminated by the Company without cause or by the executive for good reason within 24 months following a change in control of the Company, the executive will be entitled to (i) a lump sum payment equal to the Severance Amount, (ii) 18 months of Company-paid COBRA premiums; (iii) accelerated vesting of time-based equity awards (including the PSUs granted in connection with the TSR portion of his annual bonus, which will be converted into time-based RSUs upon a change in control based on the Company’s TSR through such change in control); (v) payment of any earned but unpaid annual bonus for the prior calendar and (vi) a pro-rata portion of the ROAE and discretionary portions of the annual bonus that he would have received for the year of termination.

The employment agreements also include a 90-day advanced notice requirement for the executive to resign and certain post-employment covenants, including customary non-solicitation and non-competition covenants for twelve-months post-employment, and customary non-disparagement and confidentiality restrictions.

The compensation committee believes that these severance provisions serve the interests of stockholders by encouraging stability among our management team. The change in control protections also help to ensure that management will be able to fairly review any possible business combinations. The compensation committee believes that the severance protections in the employment agreements reflect current best practices, including (i) no 280G excise tax gross-ups, (ii) reasonable levels of severance compensation (i.e., 1x salary and average bonus), (iii) no single-trigger (or “modified” single trigger) rights to severance (including equity vesting) and (iv) performance-based awards remain subject to performance conditions.

Timing of Equity Grants

RSU and PSU awards are granted at a regularly-scheduled compensation committee meeting, generally during the first quarter of each year. Awards are generally effective on the date of the meeting at which they were approved. Dates for compensation committee meetings are usually set during the prior year, and the timing of meetings and awards is unrelated to the release of material non-public information.

Section 162(m) Considerations

Section 162(m) of the Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year to certain covered executive officers. Before 2018, exceptions were permitted for compensation that qualified as “performance-based” under Section 162(m), among other things. The Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated this performance-based compensation exception, effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017.

As a result, compensation that the compensation committee structured under the original employment agreements with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our named executive officers generally will not be deductible. While the Tax Cuts and Jobs Act will limit the deductibility of compensation paid to the named executive officers, the compensation committee will—consistent with its past practice—design compensation programs that are intended to be in the best long-term interests of our company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Compensation Committee Report

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Gerard Creagh, Chair
Teresa Bryce Bazemore
John P. Reilly

Summary Compensation Table

The table below sets forth the aggregate compensation we paid or accrued with respect to the fiscal years ended December 31, 2018, 2017, and 2016, to our Chief Executive Officer and our Chief Financial Officer, and our three highest paid other executive officers serving in their positions at December 31, 2018.

					Non-Equity
				Stock	Incentive Plan	All Other
Name and Principal		Salary	Bonus	Awards	Compensation	Compensation	Total
Position (1)	Year	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)
Matthew Lambiase	2018	$750,000	$ -	$2,424,795	$3,500,000	$16,500	$6,691,295
Chief Executive Officer,	2017	$750,000	$ -	$1,769,910	$3,500,000	$8,900	$6,028,810
President and Director	2016	$750,000	$1,000,000	$2,142,892	$3,000,000	$15,900	$6,908,792

Robert Colligan	2018	$400,000	$ -	$909,321	$1,312,500	$16,500	$2,638,321
Chief Financial Officer	2017	$400,000	$ -	$663,719	$1,312,500	$12,000	$2,388,219
	2016	$400,000	$375,000	$827,160	$1,125,000	$15,900	$2,743,060

Choudhary Yarlagadda	2018	$750,000	$ -	$1,636,730	$2,362,500	$16,500	$4,765,730
Chief Operating Officer	2017	$750,000	$ -	$1,194,690	$2,362,500	$8,900	$4,316,090
	2016	$750,000	$675,000	$1,400,029	$2,025,000	$15,900	$4,865,879

Mohit Marria	2018	$500,000	$ -	$969,940	$1,400,000	$16,500	$2,886,440
Chief Investment Officer	2017	$500,000	$ -	$707,968	$1,400,000	$9,900	$2,617,868
	2016	$500,000	$400,000	$904,721	$1,200,000	$15,900	$3,020,621

Phillip J. Kardis II	2018	$750,000	$1,500,000	$750,018	$-	$16,500	$3,016,518
Chief Legal Officer,	2017	$750,000	$1,500,000	$750,009	$-	$8,900	$3,008,909
Secretary	2016	$750,000	$1,500,000	$750,008	$-	$15,900	$3,015,908

(1)	All listed named executive officer positions are those held as of December 31, 2018.

(2)	The base salary amounts in this column represent actual base compensation paid or earned through the end of the applicable fiscal year.

(3)	For 2018, the amounts in this column represent the cash portion of bonuses awarded for 2018. See “Compensation Discussion and Analysis -- Key Design Features and 2018 Actions” for additional information.

(4)	The amounts in this column represent the aggregate grant date fair value of the awards detailed under “Grants of Plan-Based Awards in 2018” in this Proxy Statement, for 2018 comprised of:

●

RSU awards granted in early 2018 for performance in 2017, with a grant date fair value computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock on the applicable grant date but excluding the effect of potential forfeitures; and

●

PSUs awarded in early 2018 representing the TSR bonus for 2018, to be earned based on the Company’s relative TSR performance for the period 2018-2020, with a grant date fair value computed in accordance with FASB ASC Topic 718 based on a Monte Carlo simulation value as of the applicable grant date of $18.35 per share. This Monte Carlo simulation value is different than the value used by the compensation committee to determine the target number of PSUs. See “Compensation Discussion and Analysis -- Key Design Features and 2018 Actions” for additional information about the TSR bonus.

See Note 12 (Equity Compensation, Employment Agreements and other Benefit Plans) to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed for the year ended December 31, 2018 for additional information on the assumptions used in the grant date fair value for our equity compensation awards.

SEC rules require the Summary Compensation Table to include in each year’s amount the aggregate grant date fair value of stock awards granted during the year. Certain of our RSU awards are granted early in the year as part of the annual discretionary bonus award for prior year performance. As a result, the amounts for RSU awards generally appear in the Summary Compensation Table for the year after the performance year upon which they were based, and therefore the Summary Compensation Table does not fully reflect our compensation committee’s view of its pay-for-performance executive compensation program for a particular performance year. For example, amounts shown as 2018 compensation in the “Stock Awards” column reflect RSU awards granted in early 2018 for 2017 performance. See Compensation Discussion and Analysis -- Key Design Features and 2018 Actions for a discussion about how the Committee viewed its 2018 compensation decisions for the named executive officers.

(5)	For 2018, the amounts in this column represent the ROAE cash bonus earned for performance in 2018. See “Compensation Discussion and Analysis -- Key Design Features and 2018 Actions” for additional information.

(6)	The amounts in this column for 2018 represent matching contributions of up to 6% of each named executive officer’s base salary that were made by us with respect to each of the named executive officers pursuant to our Section 401(k) plan.

Grants of Plan Based Awards in 2018

The following table summarizes certain information regarding all plan-based awards granted to the named executive officers during the year ended December 31, 2018.

			Estimated Potential Payouts under			Estimated Future Payouts under			All Other	Grant Date
			Non-Equity Incentive Plan Awards (2)			Equity Incentive Plan Awards (3)			Stock	Fair Value
	Award								Awards	of Stock
	Type	Grant	Threshold		Maximum	Threshold	Target	Maximum	(4)	and Option
Name	(1)	Date	($)	Target ($)	($)	(#)	(#)	(#)	(#)	Awards (5)
Matthew
Lambiase	ROAE	1/1/2018	$0	$2,000,000	$3,500,000
	RSU	2/16/2018							81,169	$1,431,821
	PSU	2/16/2018				27,057	54,113	81,170		$992,974
Robert
Colligan	ROAE	1/1/2018	$0	$750,000	$1,312,000
	RSU	2/16/2018							30,439	$536,944
	PSU	2/16/2018				10,147	20,293	30,440		$372,377
Choudhary
Yarlagadda	ROAE	1/1/2018	$0	$1,350,000	$2,362,000
	RSU	2/16/2018							54,789	$966,478
	PSU	2/16/2018				18,263	36,536	54,789		$670,252
Mohit
Marria	ROAE	1/1/2018	$0	$800,000	$1,400,000
	RSU	2/16/2018							32,468	$572,736
	PSU	2/16/2018				10,823	21,646	32,469		$397,204
Phillip J.
Kardis II	RSU	2/16/2018							42,518	$750,018

(1)	Type of Award:

ROAE = ROAE cash bonus for 2018 RSU = Time-vesting RSU awards granted in 2018 (for 2017 performance) PSU = Performance-vesting stock unit awards granted in 2018

(2)	The ROAE cash bonus awards were earned based on 2018 ROAE performance. See “Compensation Discussion and Analysis -- Key Design Features and 2018 Actions” for additional information on the 2017 goals and results. The actual amounts paid are included as 2018 compensation under the “Non-Equity Incentive Plan” column in the Summary Compensation Table.

(3)	The PSUs granted in 2018 represent the 2018 TSR bonus opportunity and will be earned based on our relative TSR performance for 2018-2020. See “Compensation Discussion and Analysis -- Key Design Features and 2017 Actions” for additional information on the 2017 TSR bonus goals. The number of target PSUs was determined based on the applicable TSR bonus dollar amount divided by our stock price on the first business day in 2018.

(4)	The RSUs granted in 2018 relate to 2017 compensation decisions. The number of RSUs granted was based on the applicable dollar amount divided by the closing price of our stock on the grant date with respect to Mr. Kardis and December 31, 2017 with respect to Messrs. Lambiase, Colligan, Yarlagadda and Marria, rounded up to the next whole share. These awards vest in equal annual installments over three years following the grant date, subject to continued employment.

(5)	See footnote (4) under the Summary Compensation Table for information on how the grant date fair value for RSU and PSU grants made in 2018 are determined.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table provides information about outstanding equity awards of our named executive officers as of the end of 2018.

Stock Awards

Name	Award Type (1)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Matthew
Lambiase	RSU	2/16/2016	9,130	$162,691
	RSU	2/16/2016	30,657	$546,317
	PSU	3/31/2016	158,925	$2,832,043
	RSU	2/16/2017	24,221	$431,612
	PSU	2/16/2017			88,133	$1,570,521
	RSU	2/16/2018	90,290	$1,608,962
	PSU	2/16/2018			81,170	$1,446,440
Robert
Colligan	RSU	2/16/2016	3,645	$64,956
	RSU	2/16/2016	12,214	$217,653
	PSU	3/31/2016	59,598	$1,062,035
	RSU	2/16/2017	9,084	$161,873
	PSU	2/16/2017			33,049	$588,939
	RSU	2/16/2018	33,859	$603,373
	PSU	2/16/2018			30,440	$542,432
Choudhary
Yarlagadda	RSU	2/16/2016	5,743	$102,338
	RSU	2/16/2016	19,282	$343,599
	PSU	3/31/2016	107,238	$1,910,980
	RSU	2/16/2017	16,350	$291,355
	PSU	2/16/2017			59,490	$1,060,112
	RSU	2/16/2018	60,945	$1,086,048
	PSU	2/16/2018			54,789	$976,340
Mohit
Marria	RSU	2/16/2016	4,088	$72,849
	RSU	2/16/2016	13,710	$244,315
	PSU	3/31/2016	63,571	$1,132,833
	RSU	2/16/2017	9,690	$172,670
	PSU	2/16/2017			35,253	$628,202
	RSU	2/16/2018	36,116	$643,593
	PSU	2/16/2018			32,469	$578,598
Phillip J.
Kardis II	RSU	2/16/2016	29,632	$528,034
	RSU	2/16/2017	33,050	$588,947
	RSU	2/16/2018	47,296	$842,808

Note: Market Value as of Fiscal Year-Ended 2018 of $17.92 per share, unit or other right

(1)	Award Type and Vesting are as follows:

Award Type	Description	Vesting
RS/RSU	Restricted stock/RSU awards granted as part of annual compensation for prior year performance	Vesting in equal annual installments over three years starting on the first anniversary of the grant date, subject to continued employment*
PSU	TSR bonus for the year of grant	Performance vesting based on relative TSR over the three-year performance period beginning with the year of grant, cliff vesting at end of the performance period, subject to continued employment*
*

The number and value of PSUs for the 2016-2018 performance period are based on actual performance results for the performance period. See “Potential Payments Upon Termination of Employment or Change in Control” for additional details on vesting in case of termination of employment during the vesting period.

(2)	Reflects fair value of unvested awards using December 31, 2018 closing price of $17.82.
(3)	Based on performance through the end of 2018, the number of PSUs shown in the table assumes maximum payout (150% of target).

Stock Vested in 2018

The following table sets forth certain information with respect to our named executive officers regarding stock vested during the calendar year 2018.

Stock Awards

	Number of Shares	Value Realized on
	Acquired on Vesting	Vesting
Name	(#) (1)	($) (2)
Matthew Lambiase	48,044	$ 847,504
Robert Colligan	18,620	$ 328,462
Choudhary Yarlagadda	30,720	$ 541,899
Mohit Marria	20,977	$ 370,036
Phillip J. Kardis II	41,495	$ 731,972

(1)

Reflects previously granted restricted stock/RSU awards vesting during the fiscal year and related earned dividends (before any taxes were withheld), without regard to whether a deferral election applied under the Stock Award Deferral Program. See additional information on amounts deferred set forth below under the heading “Nonqualified Deferred Compensation.”

(2)	Reflects fair value of vested shares using closing price on date of vesting.

Pension Benefits

Our named executive officers received no benefits in 2018 from us under defined pension plans. Our only retirement plan in which the named executive officers were eligible to participate is the 401(k) Plan.

Nonqualified Deferred Compensation

We have established a Stock Award Deferral Program. Under the program, named executive officers and directors can elect to defer payment of certain stock awards made pursuant to Chimera’s 2007 Equity Incentive Plan (the “Equity Plan”). Deferred awards are credited as deferred stock units and are paid at the earlier of separation from service or a date elected by the participant. Payments are generally made in a lump sum or, if elected by the participant, in five annual installments if paid upon separation from service. Deferred awards receive dividend equivalents during the deferral period credited as additional deferred stock units. Amounts are paid at the end of the deferral period by delivery of shares from the 2007 Equity Incentive Plan (plus cash for any fractional deferred stock units), less any applicable tax withholdings. Deferral elections do not alter any vesting requirements applicable to the underlying stock award. Amounts will not be considered deferred until after vested in accordance with the applicable vested schedule for the award.

The following table shows the contributions, earnings, distributions and year-end account values for each named executive officer under the program for the fiscal year ended December 31, 2018:

				Aggregate	Aggregate Balance at
	Executive	Registrant	Aggregate	Withdrawals/	December 31,
	Contributions	Contributions	Earnings	Distributions	2018
Name	($)	($)	($)	($)	($)(1)
Matthew Lambiase	678,262	-	29,126	-	1,171,264
Robert Colligan	96,852	-	3,893	-	193,153
Choudhary Yarlagadda	435,409	-	18,758	-	745,912
Mohit Marria	294,266	-	12,573	-	514,277
Phillip J. Kardis II	-	-	-	-	-

(1)	Deferred awards are included in the Summary Compensation Table in the year of grant based on the grant date fair value.

Potential Payments upon Termination of Employment or Change in Control (CIC)

The tables below show certain potential payments that would have been made to a named executive officer under his respective current employment agreement assuming such person’s employment had terminated at the close of business on December 31, 2018, under various scenarios, including a Change in Control. The table assumes that neither the Company nor any of the named executive officers gave notice of its or his intention not to renew the executive’s respective employment agreement with the Company for 2019.

The tables include only the value of the incremental amounts payable to the named executive officer arising from the applicable scenario and do not include the value of vested or earned, but unpaid, amounts owed to the applicable named executive officer as of December 31, 2018 (including, for example, any annual bonus earned but not yet paid as of such date, dividend equivalents relating to dividends declared but not paid as of such date, vested but not settled RSUs or PSUs, the employer 401(k) matches for the named executive officers, or the value of the shares underlying the DSUs that will be paid to the applicable named executive officer upon separation of service. See “-- Nonqualified Deferred Compensation” above for the value of such DSUs as of December 31, 2018).

The footnotes to the tables describe the assumptions used in estimating the amounts shown in the tables.

As used below, the terms “Annual Bonus,” “Average Bonus,” “Cause,” “Change in Control,” “Disability,” “Good Reason,” and “TSR Bonus” shall have the respective meanings set forth in the applicable employment agreement, each of which has been filed with the SEC, or award agreement(s), forms of which have been filed with the SEC.

Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer’s termination of employment can only be determined at the time of the executive’s separation from the Company.

Potential Payments upon Termination of Employment/CIC: Matthew Lambiase:

Incremental Benefits due to Termination Event	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination For Cause/Voluntary Resignation	Change in Control (c)
Severance/Payment to Representative or Estate	-	-	$4,083,333	-	$4,083,333
Value of Accelerated Equity Awards	$8,901,111	$8,901,111	$8,901,111	-	$6,889,803
Deferred Compensation	-	-	-	-	-
Other Benefits	$17,478	$17,478	$11,652	-	$17,478
Total Value of Incremental Benefits	$8,918,589	$8,918,589	$12,996,096	-	$10,990,615

Potential Payments upon Termination of Employment/CIC: Robert Colligan:

Incremental Benefits due to Termination Event	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination For Cause/Voluntary Resignation	Change in Control (c)
Severance/Payment to Representative or Estate	-	-	$1,650,000	-	$1,650,000
Value of Accelerated Equity Awards	$3,081,840	$3,081,840	$3,081,840	-	$2,327,591
Deferred Compensation	-	-	-	-	-
Other Benefits	$53,262	$53,262	$35,508	-	$53,262
Total Value of Incremental Benefits	$3,135,102	$3,135,102	$4,767,348	-	$4,030,853

Potential Payments upon Termination of Employment/CIC: Choudhary Yarlagadda:

Incremental Benefits due to Termination Event	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination For Cause/Voluntary Resignation	Change in Control (c)
Severance/Payment to Representative or Estate	-	-	$3,000,000	-	$3,000,000
Value of Accelerated Equity Awards	$5,924,850	$5,924,850	$5,924,850	-	$4,567,215
Deferred Compensation	-	-	-	-	-
Other Benefits	$53,262	$53,262	$35,802	-	$53,262
Total Value of Incremental Benefits	$5,978,112	$5,978,112	$8,960,358	-	$7,620,477

Potential Payments upon Termination of Employment/CIC: Mohit Marria:

Incremental Benefits due to Termination Event	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination For Cause/Voluntary Resignation	Change in Control (c)
Severance/Payment to Representative or Estate	-	-	$1,833,333	-	$1,833,333
Value of Accelerated Equity Awards	$3,645,807	$3,645,807	$3,645,807	-	$2,841,270
Deferred Compensation	-	-	-	-	-
Other Benefits	$35,802	$35,802	$23,868	-	$35,802
Total Value of Incremental Benefits	$3,681,609	$3,681,609	$5,503,008	-	$4,710,405

Potential Payments upon Termination of Employment/CIC: Phillip J. Kardis II:

Incremental Benefits due to Termination Event	Death (a)	Disability (a)	Termination Without Cause/Resignation for Good Reason (b)	Termination For Cause/Voluntary Resignation	Change in Control (c)
Severance/Payment to Representative or Estate	-	-	2,250,000	-	2,250,000
Value of Accelerated Equity Awards	$1,959,789	$1,959,789	$1,959,789	-	$1,959,789
Deferred Compensation	-	-	-	-	-
Other Benefits	$53,262	$53,262	$35,802	-	$53,262
Total Value of Incremental Benefits	$2,013,051	$2,013,051	$4,245,297	-	$4,263,051

*	For purposes of these tables, calculations of “Value of Accelerated Equity Awards” are based on $17.82 per share, the closing price of our stock on December 31, 2018. For purposes of these tables, except for a change in control, we have assumed that the target performance metrics with respect to the PSUs have been achieved and in the case of a change of control, we have used the actual performance through December 31, 2018, but neither approach includes dividend equivalent rights.
**	If the named executive officer’s service with the Company is terminated because of the named executive officer’s “Retirement,” the unvested RSUs and PSUs continue to vest in accordance with their terms (time and performance requirements) as though such termination of service had not occurred provided that the executive complies with any applicable post-employment covenants. “Retirement” means the named executive officer’s termination of service with the Company after December 31, 2018 having attained a combined age and years of service with the Company equal to at least 65 with at least five years of service with the Company (including our prior manager), other than termination due to death or Disability or under circumstances that would not otherwise constitute “Cause.”

(a) Death and Disability

The following incremental benefits would be paid to a named executive officer or his estate or legal representative in the event of his death or Disability:

(i) Value of Accelerated Equity Awards: For each of Messrs. Lambiase, Colligan, Yarlagadda and Marria, the amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding equity-based compensation previously granted in connection with an Annual Bonus other than the PSUs granted in connection with the TSR Bonus; and, (ii) continuing vesting of any outstanding PSUs previously granted in connection with the TSR Bonus, subject to the achievement by the Company of the applicable performance goals and the applicable award agreement.

For Mr. Kardis, the amount represents the aggregate value resulting from the immediate full vesting of any outstanding equity-based compensation previously granted.

For purposes of these tables, we have assumed that the performance metric with respect to the PSUs has been achieved.

(iii) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer for him and his eligible dependents under the Company’s healthcare plan during the 18-month period following the named executive officer’s termination of employment.

(b) Termination Without Cause/Resignation for Good Reason

The following incremental benefits would be paid to a named executive officer in the event he is terminated without Cause or by such named executive officer for Good Reason other than within 24 months following a Change in Control:

(i) Severance: For each of the named executive officers, a payment equal to one times the sum of (a) his then current base salary and (b) the average of the Annual Bonuses paid to him by the Company for the three (or fewer) calendar years preceding such termination.

(ii) Value of Accelerated Equity Awards: For each of Messrs. Lambiase, Colligan, Yarlagadda and Marria, the amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding equity-based compensation previously granted in connection with his Annual Bonus other than the PSUs granted in connection with the TSR Bonus; and (ii) continuing vesting of outstanding PSUs previously granted in connection with the TSR Bonus, subject to the achievement by the Company of applicable performance goals and the applicable award agreement.

For Mr. Kardis, the amount represents the aggregate value resulting from the immediate full vesting of any outstanding equity award previously granted.

For purposes of these tables, we have assumed that the performance metric with respect to the PSUs has been achieved.

(iii) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer for him and his eligible dependents under the Company’s healthcare plan during the 12-month period following the named executive officer’s termination of employment.

(c) Termination/Resignation upon Change in Control

The following incremental benefits would be paid to a named executive officer in the event of (1) the termination of such named executive officer’s employment by the Company other than for Cause or such named executive officer’s resignation of his employment for Good Reason (other than Disability), and (2) such termination occurs within 24 months following a Change in Control:

(i) Severance: For each of the named executive officers, a payment equal to one times the sum of (a) his then current base salary and (b) the average of the Annual Bonuses paid to him by the Company for the three (or fewer) calendar years preceding such termination.

(ii) Value of Accelerated Equity Awards and Pro-Rata Bonus: For each of Messrs. Lambiase, Colligan, Yarlagadda and Marria, the amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding equity-based compensation previously granted in connection with his Annual Bonus other than the PSUs granted in connection with the TSR Bonus; (ii) the immediate full vesting of all PSUs granted in connection with the TSR Bonus that are eligible to vest solely on the basis of continued employment; and (iii) a pro-rata portion of the ROAE Bonus and the Discretionary Bonus he would have earned for the year of termination based on the Company’s ROAE and other applicable performance metrics for such year, payable at the time such ROAE Bonus and Discretionary Bonus would have been paid to Executive for such year absent such termination but no later than March 15 of the immediately following year.

For Mr. Kardis, the amount represents the aggregate value resulting from the (i) immediate full vesting of all outstanding restricted stock and RSUs previously granted and (ii) a pro-rata portion of the Guaranteed Annual Bonus and Discretionary Annual Bonus payable for the year of termination when the Company pays bonuses to its employees generally, but no later than March 15 of the immediately following year.

(iii) Other Benefits: For each of the named executive officers, 100% of the COBRA premiums incurred by such named executive officer for him and his eligible dependents under the Company’s healthcare plan during the 18-month period following the named executive officer’s termination of employment.

For a discussion of employment agreements that we executed with certain of our named executive officers in connection with the Internalization in August 2015, including provisions related to change of control payments, see “Compensation Discussion and Analysis.”

To receive the severance benefits discussed above, the named executive officers must not breach any of the covenants in the employment agreements that include confidentiality and non-disparagement provisions, and during-employment and 12-month post-employment non-compete/non-solicitation restrictions.

CEO Compensation Pay Ratio

As required by applicable law, we determined that the 2018 total compensation of Matthew Lambiase, our Chief Executive Officer and President of $6,691,295, as shown in the Summary Compensation Table above (the “CEO Compensation”), was approximately 19.4 times the total compensation of a median employee in 2018 calculated in the same manner of $345,000.

We identified the median employee using the annual base salary and expected bonus, as of December 31, 2018, plus any incentive stock awards granted in 2018 for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2018, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis). After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above. SEC rules for identifying the median employee and determining the CEO pay ratio permit companies to employ a wide range of methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions and which may have a significantly different work force structure from ours, may not be comparable to our CEO pay ratio.

EQUITY COMPENSATION PLAN INFORMATION

We have adopted an equity incentive plan to provide incentives to our independent directors, employees, and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain personnel.

The following table provides information as of December 31, 2018 concerning shares of our common stock authorized for issuance under our existing equity incentive plan.

	Number of Securities	Weighted Average	Number of Securities
	to be Issued Upon	Exercise Price of	Remaining Available
	Exercise of	Outstanding	for Future Issuance
	Outstanding Options,	Options, Warrants,	Under Equity
Plan Category	Warrants, and Rights (1)	and Rights	Compensation Plans (2)
Equity Compensation Plans Approved by Stockholders	1,808,644	—	5,399,554
Equity Compensation Plans Not Approved by Stockholders (3)	—	—	—
Total	1,808,644	—	5,399,554

(1)	Includes unvested RSUs, PSUs, deferred stock units and related dividends.
(2)	Available shares are reduced by the items outstanding in column 1 plus shares previously vested and issued net of units withheld to cover tax withholding requirements.
(3)	We do not have any equity plans that have not been approved by our stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is comprised solely of the following independent directors: Mr. Creagh (chair), Mr. Reilly and Ms. Bazemore. None of them is serving or has served as an officer or employee of us or any affiliate or has any other business relationship or affiliation with us, except his service as a director, and there are no other Compensation Committee interlocks that are required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

COMPENSATION OF DIRECTORS

Overview and Process

We compensate only those directors who are independent under the NYSE listing standards. Any member of our Board of Directors who is an employee of ours is not considered independent under the NYSE listing standards and did not (nor will not) receive additional compensation for serving on our Board of Directors.

Our compensation committee, together with FW Cook, a nationally-recognized compensation consulting firm, reviews the components of the compensation arrangements offered to our independent directors. As part of this process, our compensation committee considers, among other things, the duties and responsibilities associated with the position of each director and emerging trends and best practices in director compensation.

The compensation committee will, on an ongoing basis, continue to examine and assess our director compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices and total stockholder returns, and will make modifications to the compensation programs, as deemed appropriate. No changes have been made to the director compensation program as described below for 2019.

Amount and Form of Director Compensation

Based upon the recommendations of FW Cook and our compensation committee’s review of FW Cook’s analysis, our compensation committee recommended to our Board of Directors, and our Board of Directors approved, the following annual compensation arrangements offered to our independent directors:

Director Compensation Component	Amount
Annual Awards
Annual cash retainer (paid quarterly; may elect to be paid as a stock award)	$100,000
Annual stock award (RSUs with 1-year vesting)	$100,000
Incremental Awards for Board Leadership
Annual cash fee for Board Chairperson	$75,000
Annual cash fee for Audit Committee Chairperson	$50,000
Annual cash fee for Compensation Committee Chairperson and Risk Committee Chairperson	$25,000
Annual cash fee for Nominating and Corporate Governance Committee Chairperson	$20,000
Annual cash fee for Committee Membership (other than Committee Chair)	$10,000

2018 Change to Timing of Director Compensation and Form of Stock Awards

Our Board of Directors approved a change in the compensation year for directors from the calendar year to a director service year (from annual shareholder meeting to annual shareholder meeting), effective June 1, 2018.

In addition, our Board of Directors approved a change in the form of the stock award compensation for directors. Instead of receiving shares of common stock at the end of the compensation period, beginning on June 1, 2018 directors receive a grant of RSUs equal in value to the annual stock award amount (plus any amount of cash compensation the director elects to receive in stock). The RSUs accrue dividend equivalent rights and vest on the last day of the director service year unless the director’s service terminates prior to such date in which case the RSUs vest pro rata on such date based on the number of days the director served as director during the director service year.

To implement the changes, our independent directors received pro rata compensation based on the prior compensation structure, including stock awards, for the period from January 1, 2018 to May 31, 2018. Beginning on June 1, 2018, the directors began receiving their annual compensation for the director service year as described above.

Expense Reimbursement and Deferrals

We also reimburse our directors for their travel expenses incurred in connection with their attendance at Board of Director and committee meetings. Our independent directors are eligible to receive restricted common stock, options and other stock-based awards under our equity incentive plan, although none are currently contemplated other than as described above as part of the annual director compensation program.

We established a Stock Award Deferral Program, described above under “Nonqualified Deferred Compensation Plans.” Under this program, our directors can elect to defer payment of stock awards until termination of their directorship or an earlier specified date. Amounts deferred are tracked as deferred stock units, continue to receive dividend equivalents, and are paid in actual shares. The compensation committee felt that this program encourages directors’ long-term retention of stock awards earned under our director compensation program.

2018 Director Compensation

The table below summarizes the compensation paid by us to our independent directors for the year ended December 31, 2018.

	Fees Earned or Paid
Name	in Cash($)	Stock Awards($)(5)(6)	Total($)
Mark Abrams	126,667	100,000	226,667
Gerard Creagh	120,417	100,000	220,417
Paul Donlin(1)	188,333	100,000	288,334
Dennis M. Mahoney	145,416	100,000	245,417
John P. Reilly(2)	111,667	100,000	211,667
Teresa B. Bazemore	111,667	100,000	211,667
Debra Still(3)	93,889	82,222	176,111
Paul A. Keenan (4)	47,917	41,667	89,584

(1)	In accordance with the design of the director compensation program described above, Mr. Donlin elected to receive common stock in lieu of a portion of the cash payment for Board of Director fees earned during 2018.

(2)	In accordance with the design of the director compensation program described above, Mr. Reilly, elected to receive common stock in lieu of all cash payments for Board of Director fees earned during 2018.

(3)	Ms. Still become a director on March 6, 2018.
(4)	Mr. Keenan served as a director from January 1, 2018 until May 31, 2018. In accordance with the design of the director compensation program described above, Mr. Keenan, elected to receive common stock in lieu of all cash payments for Board of Director fees earned during 2018.

(5)	Stock Awards includes awards of vested stock on May 31, 2018 for the period from January 1, 2018 to May 31, 2018 and an RSU Award on June 1, 2018 for the director service year ending on the date of the 2019 annual meeting.

(6)	For amounts under the column “Stock Awards,” we disclose the grant date fair value for the award measured in dollars and calculated in accordance with FASB ASC Topic 718 – Compensation – Stock Compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving us and certain persons related to us.

Approval of Related Person Transactions

Our Code of Business Conduct and Ethics (the “Code”) requires all our personnel to be scrupulous in avoiding a conflict of interest regarding our interests. The Code prohibits us from entering a business relationship with an immediate family member or with a company in which the employee or immediate family member has a substantial financial interest unless such relationship is disclosed to and approved in advance by our Board of Directors.

Each of our directors and executive officers is required to complete an annual disclosure questionnaire and report all transactions with us in which they and their immediate family members had or will have a direct or indirect material interest with respect to us. We review these questionnaires and, if we determine it is necessary, discuss any reported transactions with the entire Board of Directors. We do not, however, have a formal written policy for approval or ratification of such transactions, and all such transactions are evaluated on a case-by-case basis. If we believe a transaction is significant to us and raises conflict of interest issues, we will discuss it with our legal counsel, and if necessary, we will form an independent board committee that has the right to engage its own legal and financial counsel to evaluate and approve the transaction.

REPORT OF THE AUDIT COMMITTEE

Since our inception, we have had an audit committee composed entirely of non-employee directors. The members of the audit committee meet the independence and experience requirements of the NYSE. The Board of Directors has determined that each of Mr. Mahoney and Mr. Abrams is the audit committee financial expert and is an independent director within the meaning of the applicable rules of the SEC and the NYSE. In 2018, the Committee met four times. The audit committee has adopted a written charter outlining the practices it follows. A full text of our audit committee charter is available for viewing on our website at www.chimerareit.com. Any changes in the charter or key practices will be reflected on our website.

In performing all of its functions, the audit committee acts only in an oversight capacity, and necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in its report, expresses an opinion on the conformity of our annual financial statements to generally accepted accounting principles and on the effectiveness of our internal control over financial reporting as of year-end.

The audit committee has reviewed and discussed our audited financial statements with management and with Ernst & Young LLP (“Ernst and Young”), our independent auditors for 2018.

The audit committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.

The audit committee has received from Ernst & Young the written statements required by PCAOB Rule No. 3526, “Communications with Audit Committees Concerning Independence,” and has discussed Ernst & Young’s independence with Ernst & Young, and has considered the compatibility of non-audit services with the auditor’s independence.

In reliance on these reviews and discussions, and the report of the independent registered public accounting firm, the audit committee recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC. The audit committee also recommends the selection of Ernst & Young to serve as independent public accountants for the fiscal year ending December 31, 2019.

The foregoing report has been furnished by the current members of the audit committee:

Dennis M. Mahoney, Chair
Mark Abrams
Gerard Creagh
Teresa Bryce Bazemore

PROPOSAL 2 CONSIDER AND VOTE UPON A NON-BINDING ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking an advisory vote on executive compensation matters. We currently seek such an advisory vote on an annual basis. The stockholder vote will not be binding on us or the Board of Directors, and it will not be construed as overruling any decision by us or the Board of Directors or creating or implying any change to, or additional, duties for us or the Board of Directors.

While this vote is advisory and not binding on us, it will provide information to us and the compensation and nominating/corporate governance committees regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the compensation and governance committee will be able to consider when determining the appropriateness of our executive compensation.

At our 2018 Annual Meeting of Stockholders, approximately 96% of the votes cast on the “say on pay” proposal voted in favor of our executive compensation. The compensation committee believes the results of the 2018 “say on pay” vote demonstrated that stockholders generally agreed with our compensation program and policies and the compensation of our named executive officers.

The Board of Directors recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THIS RESOLUTION.

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2019, and stockholders are asked to ratify the selection at the Annual Meeting. We expect that representatives of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the appointment of Ernst & Young is not ratified, our audit committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2019.

Relationship with Independent Registered Public Accounting Firm

Expenses are generally accrued when services are provided. The aggregate fees billed for 2018 and 2017 for each of the following categories of services are set forth below:

Service Category	2018	2017
Audit	$2,257,000	$2,498,000
Audit-Related	-	-
Tax	276,000	273,000
All Other	253,000	344,000
Total	$2,786,000	$3,115,000

Audit Fees: Audit fees primarily relate to integrated audits of our annual consolidated financial statements and internal control over financial reporting under Sarbanes-Oxley Section 404, reviews of our quarterly consolidated financial statements, audits of our subsidiaries’ financial statements and comfort letters and consents related to SEC registration statements.

Audit-Related Fees: Audit-Related fees are primarily for assurance and related services that are traditionally performed by the independent registered public accounting firm and include due diligence and accounting consultations.

Tax Fees: Tax fees include tax compliance, tax planning, tax advisory and related tax services.

All Other Fees: All Other fees relate to review of securitization deals and other SEC filings.

The audit committee has also adopted policies and procedures for pre-approving all non-audit work performed by our independent registered public accounting firm. Specifically, the audit committee pre-approved the use of Ernst & Young for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; securitization deals, and reviews and procedures that we request Ernst & Young to undertake to provide assurance on matters not required by laws or regulations. In each case, the audit committee also set a specific annual limit on the amount of such services that we would obtain from Ernst & Young, required management to report the specific engagements to the audit committee on a quarterly basis and required management to obtain specific pre-approval from the audit committee for any engagement over five percent of the total amount of revenues estimated to be paid by us to Ernst & Young during the then current fiscal year. Our audit committee approved the hiring of Ernst & Young to provide all the services detailed above prior to Ernst & Young’s engagement. None of the services related to the audit-related fees described above was approved by the audit committee pursuant to a waiver of pre-approval provisions set forth in the applicable rules of the SEC.

ADDITIONAL MATTERS

Section 16(A) Beneficial Ownership Reporting Compliance

We believe that, based solely upon our review of copies of forms we have received or written representations from reporting persons, during the fiscal year ended December 31, 2018, all filing requirements under Section 16(a) of the Exchange Act, applicable to our officers, directors and beneficial owners of more than ten percent of our common stock were complied with on a timely basis.

Access to Form 10-K

On written request, we will provide without charge to each record or beneficial holder of our common stock as of April 5, 2019 a copy of our annual report on Form 10-K for the year ended December 31, 2018, as filed with the SEC. You should address your request to Investor Relations, Chimera Investment Corporation, 520 Madison Avenue, 32nd Floor, New York, NY 10022 or email your request to us at investor@chimerareit.com.

We make available on our website, www.chimerareit.com, under “Investors—Filings & Reports—SEC Filings,” free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the SEC.

Stockholder Proposals

Any stockholder intending to present a proposal pursuant to Rule 14a-8 of the Exchange Act at our 2019 Annual Meeting of Stockholders and have the proposal included in the proxy statement for such meeting must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 16, 2019.

In addition, pursuant to our current bylaws, any stockholder business proposal for consideration at the 2019 annual meeting submitted outside the processes of Rule 14a-8 of the Exchange Act, including any stockholder nominations for our Board of Directors, must be received by us not earlier than 150 days nor later than 5:00 p.m. Eastern Time 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting (or between November 16, 2019 and 5:00 p.m. Eastern Time on December 16, 2019, based on the date of this year’s Proxy Statement of April 15, 2019).

Any such nomination or proposal should be sent to Secretary, Chimera Investment Corporation, 520 Madison Avenue, 32nd Floor, New York, NY 10022 and, to the extent applicable, must include the information required by our current bylaws.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not know of any matter that will be presented for consideration at the annual meeting other than as described in this Proxy Statement.

2019 ANNUAL MEETING OF STOCKHOLDERS
RESERVATION REQUEST FORM

If you wish to view Chimera Investment Corporation’s 2019 Annual Meeting of Stockholders webcast at the offices of Venable LLP (located at 750 E. Pratt Street, Suite 900, Baltimore, MD 21202), please complete the following information and return to Phillip J. Kardis II, Chief Legal Officer and Corporate Secretary, Chimera Investment Corporation, 520 Madison Avenue, 32nd Floor, New York, NY 10022. Please note that no members of management or of the Board of Directors will be present at Venable LLP’s offices.

Your name and address:

Number of Shares of CIM
Common Stock You Hold:

If the shares listed above are not registered in your name, please identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

Registered Stockholder:
(Name of Your Bank, Broker or Other Nominee)

THIS IS NOT A PROXY CARD

ATTN: ROBERT COLLIGAN
520 MADISON AVENUE
32ND FLOOR
NEW YORK, NY 10022

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CIM2019

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E66515-P21828	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CHIMERA INVESTMENT CORPORATION
The Board of Directors recommends you vote FOR all nominees and FOR proposals 2 and 3.
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	John P. Reilly	☐	☐	☐
	1b.	Matthew Lambiase	☐	☐	☐

		For	Against	Abstain
2.	The proposal to approve a non-binding advisory resolution on executive compensation.	☐	☐	☐
3.	Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for the 2019 fiscal year.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon any other matter that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E66516-P21828

CHIMERA INVESTMENT CORPORATION
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
May 30, 2019

Revoking all prior proxies, the undersigned hereby appoints Phillip J. Kardis II and Robert Colligan, and each of them, as proxies, with full power of substitution, to appear on behalf of the undersigned and to vote all shares of Common Stock, par value $0.01 per share, of Chimera Investment Corporation (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held via a live webcast, commencing at 10:00 a.m., New York Time, on Thursday, May 30, 2019 and at any postponement or adjournment thereof, as fully and effectively as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” all director nominees, “FOR” proposals 2 and 3 and in accordance with the Board of Directors' recommendations upon such other matters as may properly come before the Annual Meeting of Stockholders.

Continued and to be signed on reverse side